EXHIBIT 2.1


EXECUTION COPY


LIMITED LIABILITY COMPANY AGREEMENT

OF GUSTAFSON LLC


By and Between Gustafson, Inc. and Trace Chemicals, Inc.


Effective as of  September 23, 1998

     TABLE OF CONTENTS

                                                            Page

Article I DEFINITIONS                                           1
Article II ORGANIZATION AND PURPOSE                            11
2.1 Organization.                                              11
2.2 Name of the Company.                                       11
2.3 Purpose.                                                   11
2.4 Term.                                                      11
2.5 Principal Office.                                          11
2.6 Registered Agent.                                          11
2.7 Members.                                                   12
2.8 Management by Board.                                       12
2.9 Certificate of Membership Interest.                        12
Article III CAPITAL                                            12
3.1 Initial Capital Contributions.                             12
3.2 No Additional Capital Contributions Required.              12
3.3 No Interest on Capital Contributions; Deficit Account.     12
3.4 Return of Capital Contributions.                           12
3.5 Form of Return of Capital.                                 12
3.6 Capital Accounts.                                          13
3.7 Allocations.                                               14
3.8 Income Tax Allocations.                                    15
3.9 Currency.                                                  15
3.10 Distributions.                                            16
Article IV MANAGEMENT                                          16
4.1 Board.                                                     16
4.2 Managers; Appointment.                                     20
4.3 Power to Bind Company.                                     21
4.4 Vacancies.                                                 21
4.5 Quorum.                                                    22
4.6 Meetings.                                                  22
4.7 Action Without a Meeting.                                  22
4.8 Proxy.                                                     22
4.9 Meeting by Telephone or Video Conference.                  23
4.10 Resignations and Removal.                                 23
4.11 Compensation and Expenses.                                23
4.12 Board Chairman.                                           23
4.13 Deadlock.                                                 23
Article V MEETINGS OF MEMBERS                                  27
5.1 Meetings of and Voting by Members.                         27
5.2 Services; Intercompany Dealings.                           27
5.3 Duty of Members.                                           27
5.4 Resignation or Withdrawal.                                 28
Article VI OFFICERS                                            28
6.1 Officers.                                                  28
6.2 Election and Term of Office.                               28
6.3 Removal.                                                   28
6.4 Vacancies.                                                 28
6.5 President.                                                 28
6.6 Vice Presidents.                                           29
6.7 Secretary.                                                 29
6.8 Chief Financial Officer.                                   29
6.9 Remuneration.                                              29
Article VII INDEMNIFICATION; LIMITATION OF LIABILITY; OTHER
ACTIVITIES;                                                    29
CONFIDENTIALITY                                                30
7.1 Indemnification by the Company.                            30
7.2 Notice to Company.                                         30
7.3 Contest by Company.                                        30
7.4 Advances of Expenses by Company.                           30
7.5 Indemnification by a Member.                               31
7.6 Notice to Member.                                          31
7.7 Contest by Member.                                         31
7.8 Advances of Expenses by Member.                            31
7.9 Other.                                                     32
7.10 Effect of Interest in Transaction.                        32
7.11 No Third Party Rights.                                    32
7.12 Insurance.                                                32
7.13 Limitation of Liability.                                  33
7.14 Other Activities.                                         33
7.15 Confidential Information.                                 34
Article VIII TRANSFERS AND ADMISSION OF NEW MEMBERS            36
8.1 Preemption Rights; Right of First Offer; Rights of First
Refusal.                                                       36
8.2 Involuntary Transfers.                                     40
8.3 Change of Control                                          41
8.4 Admission of Transferee.                                   42
8.5 Rights of Unadmitted Transferees.                          43
8.6 No Right to Payment on Disassociation.                     43
8.7 Preemptive Rights.                                         43
8.8 Waiver.                                                    43
Article IX DISSOLUTION AND LIQUIDATION                         44
9.1 Events of Dissolution.                                     44
9.2 Not Dissolution.                                           44
9.3 Procedure for Winding Up and Dissolution.                  44
9.4 Termination.                                               44
Article X BOOKS, RECORDS, AND ACCOUNTING                       44
10.1 Bank Accounts.                                            44
10.2 Books and Records.                                        45
10.3 Annual Accounting Period.                                 45
10.4 Reports.                                                  46
10.5 Tax Matters Member.                                       47
10.6 Tax Elections.                                            47
10.7 Title to Company Property.                                47
Article XI AMENDMENTS; GENERAL PROVISIONS                      48
11.1 Assurances.                                               48
11.2 Complete Agreement.                                       48
11.3 Applicable Law.                                           48
11.4 Section Titles.                                           48
11.5 Binding Provisions.                                       48
11.6 Notice.                                                   49
11.7 Terms.                                                    49
11.8 Severability of Provisions.                               50
11.9 Alternative Dispute Resolution.                           50
11.10 Counterparts.                                            51
11.11 Estoppel Certificate.                                    51
11.12 Amendment                                                51
11.13 Consents.                                                51
11.14 Legends.                                                 52
11.15 Parties in Interest.                                     52
11.16 Counting of Time.                                        52
11.17 English Language.                                        52
11.18 Exhibits.                                                52



     LIMITED LIABILITY COMPANY AGREEMENT
     THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") is effective as of September 23, 1998 (the "Effective Date"), by and between GUSTAFSON, INC., a corporation organized under the laws of the State of Minnesota, United States and TRACE CHEMICALS, INC., a corporation organized under the laws of the State of Nevada, United States and those parties listed on Exhibit A as the same may be amended from time to time.
NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties, intending legally to be bound, agree as follows:

Article I

DEFINITIONS
     The following capitalized terms shall have the meaning specified in this Article I. Other terms are defined in the text of this Agreement, and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them:
"Act" means the Delaware Limited Liability Company Act, as the same may be amended from time to time.
"Active Ingredient" or "Active Ingredients" means any and all naturally occurring or synthetically produced substances, compounds, mixtures, or Biologicals, whether now existing or hereafter developed, which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof, whether now existing or hereafter developed.
"Affiliate" or "Affiliates" means, with respect to any Person, any other Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such first mentioned Person. As used in this definition of Affiliate, the term "control" (including "controlled by" or "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, as trustee, by contract, or otherwise.
"Agency" or "Agencies" means individually and collectively, (i) the United States Environmental Protection Agency, and any other federal, state, local, provincial or other governmental or regulatory agency in the Territory which now regulates, or may in the future regulate, the use, development, registration or sale of Active Ingredients or Formulations; and (ii) the United States Patent and Trademark Office, the United States Copyright Office, and any other federal, state, local, provincial or other governmental or regulatory agency in the world which now regulates, or may in the future regulate, the protection, use, or registration of Technology.
"Agreement" shall have the meaning given to such term in the Preamble.
"Beneficial Owner" (including with correlative meanings, the term "Beneficially Owned") means with respect to any Capital Stock, any Person, who would be deemed a Beneficial Owner under Rule 13d-3 (or any successor rule of similar import) under the Exchange Act.

"Biological" or "Biologicals" means any and all naturally occurring or synthetically produced biological organisms which prevent, destroy, repel or mitigate any Pest, or accelerate or retard the rate of growth, germination or maturation, or otherwise protect, or alter the behavior of, seeds, stored grains, or plants or the products thereof.

"Board" means the individuals appointed by the Members to serve as Managers pursuant to the provisions of Article IV.
"Bona Fide Offer" means a written offer to purchase all of a Selling Member's Membership Interest made by a Person who is not an Affiliate of the Selling Member, containing at least the following terms of purchase: the offered price, payment terms, closing date and any significant closing conditions.
"Calculated Purchase Price" means, as to any party's Membership Interest, an amount equal to the Calculated Purchase Price of the Company multiplied by the percentage ownership interest in the Company represented by such Membership Interest. Calculated Purchase Price, as to the Company, shall mean an amount denominated in United States Dollars, equal to the product of (a) the total EBIT of the Company for the twenty-four (24) month period preceding the date of the revised Soliciting Offer divided by two (2) and (b) 13.7.
"Capital Account" shall have the meaning given to such term in
Section 3.6.
"Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed by the Company or to which the assets are subject.
"Capital Stock" means any and all (i) shares, interest, units, participations or other equity equivalents of or equity interests (however designated) in capital stock of any Person including shares of preferred or preference stock, (ii) partnership interest (whether general or limited) in any Person which is a partnership, (iii) membership interests or limited liability company interests in any limited liability company, and (iv) other equity or ownership interests in any Person.

"Capital Transaction" means any transaction not in the ordinary course of business that results in the Company's receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.
"C&K" means Crompton & Knowles Corporation, a corporation organized under the laws of the Commonwealth of Massachusetts, United States.
"Certificate of Formation" means the certificate of formation signed by an authorized Person, pursuant to which the Company was formed, as originally filed with the Secretary of State, as the same may be amended from time to time in writing signed by an authorized Person.
"Change of Control" shall mean, with respect to any Member:

     (i) any event upon which any Person, other than an Affiliate of such Member, becomes the Beneficial Owner of Capital Stock representing: (a) greater than fifty percent (50%) of the Voting Power of such Member or its Parent; or (b) greater than thirty percent (30%) of the Voting Power of such Member or its Parent if any Capital Stock in such Member or its Parent is Publicly Traded and if no other Person, immediately after the occurrence of such event, is the Beneficial Owner of more than thirty percent (30%) of the Voting Power of such Member or its Parent; in either of (a) or (b), if and only if such Person and/or any of its Affiliates is engaged in a Crop Protection Business or is under an obligation to acquire a Crop Protection Business from other than a Member or its Affiliates; and/or

     (ii) any event upon which any Person(s), other than an Affiliate of such Member, becomes the Beneficial Owner of Capital Stock representing: (a) greater than fifty percent (50%) of the Voting Power of such Member or its Parent; or (b) greater than thirty percent (30%) of the Voting Power of any such Member or its Parent if any Capital Stock in such Member or its Parent is Publicly Traded and if no other Person, immediately after the occurrence of such event, is the Beneficial Owner of more than thirty percent (30%) of such Voting Power; in either of (a) or
(b), if and only if the direct or indirect ownership of the Membership Interest of such Member constitutes all or substantially all of the assets of such Member or its Parent whose Capital Stock is the subject of this provision; and/or

     (iii) the sale, transfer or other disposition (in one transaction or a series of transactions), to any Person(s), other than an Affiliate of such Member, of all or a material part of the assets of the Crop Protection Business of such Member and its Affiliates, taken as a whole as of the Effective Date of this Agreement, used in the development and manufacture of Active Ingredients and Formulations with applications to Seed Treatment; and/or

     (iv) any event upon which any Person(s), other than an Affiliate of such Member, becomes the Beneficial Owner (in one transaction or a series of transactions) of Capital Stock representing: (a) greater than fifty percent (50%) of the Voting Power of any Affiliate(s) of such Member, other than a Parent, (an "Indirect Affiliate"); or (b) greater than thirty percent (30%) of the Voting Power of any such Indirect Affiliate if any Capital Stock of such Indirect Affiliate or Parent is Publicly Traded and if no other Person, immediately after the occurrence of such event, is the Beneficial Owner of more than thirty percent (30%) of such Voting Power; in either of (a) or (b), if and only if such Indirect Affiliate(s) owns all or a material part of the assets of the Crop Protection Business of such Member and its Affiliates, taken as a whole as of the Effective Date of this Agreement, used in the development and manufacture of Active Ingredients and Formulations with applications to Seed Treatment; and provided, however, the provisions of items (ii), (iii) and
(iv) above notwithstanding, that the sale, transfer, or other disposition directly or indirectly, by way of Beneficial Ownership or otherwise to a Person (in one transaction or a series of related transactions) of ownership or control of both
(1) all or substantially all of the assets of the Crop Protection Business of such Member and its Affiliates taken as a whole as of the Effective Date of this Agreement and (2) the Membership Interest of such Member, shall not constitute a Change of Control for purposes of this Agreement if such Person and/or any of its Affiliates is not engaged in the Crop Protection Business; and

further provided, however, the provisions of items (i) through
(iv) and the first proviso above notwithstanding, that any spin-off, restructuring or other transaction in which all or substantially all of the Crop Protection Business of such Member and its Affiliates taken as a whole as of the Effective Date of this Agreement becomes owned (x) by an independent company or (y) by a joint venture company whether operated as a corporation, limited liability company, partnership, limited partnership or other form of entity, in which independent company or joint venture such Member or Affiliate thereof owns fifty percent (50%) or more of the Capital Stock or Voting Power therein, shall not in any such case constitute a Change of Control if such independent company or joint venture company undertakes in writing, in a form and substance reasonably satisfactory to the other Member, to perform the obligations of an Affiliate pursuant to the Marketing Agreement and the Post-Exercise Agreement.

"Code" means the Internal Revenue Code of 1986, as may be amended from time to time, or any corresponding provision of any succeeding law.
"Company" means the limited liability company formed in accordance with this Agreement.
"Compete" or "Competes" means to materially compete in all or a portion of the Seed Treatment business, or to take substantial steps to materially compete in all or a portion of the Seed Treatment business.
"Competitor" means a Person that Competes in the Territory, either directly or indirectly.
"Confidential Information" means all confidential and/or proprietary information of a Person (the "Owning Person"), whether arising under statute, common law or otherwise, whether belonging wholly or in part to the Owning Person, and whether subject to license or other grant of rights by or to the Owning Person as licensor or as licensee; but specifically excluding information that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field, and information as to a Person (a "Receiving Person"), and only as to such Receiving Person, that
(1) is lawfully known to such Receiving Person prior to the disclosure by the Owning Person to such Receiving Person; (2) is lawfully acquired by such Receiving Person, rightfully furnished to such Receiving Person, or Publicly Available to such Receiving Person; (3) is information which such Receiving Person can document is independently developed by such Receiving Person; (4) is lawfully reverse engineered by such Receiving Person; or (5) is required to be disclosed by such Receiving Person pursuant to law, provided such Receiving Person uses reasonable efforts to give the Owning Person reasonably detailed prior notice of such required disclosure and an opportunity to oppose such disclosure.

"Covered Company Person" shall have the meaning given to such term in Section 7.1.

"Covered Member Person" shall have the meaning given to such term in Section 7.5

"Crop Protection Business" means the manufacture, sale or distribution of Active Ingredients, Formulations, Equipment or
Other Products and/or Services.

"Deadlock" means, a situation where there is more than one (1) Member, and a matter presented to the Board at a meeting or by a proposed written consent has been considered and voted on by the Board, and thirty (30) days after the date of the first vote on the matter, there continues to be a failure of the Board to reach a decision with respect to such matter, because the voting Managers are divided, with three (3) voting Managers voting in favor of the matter or abstaining from voting, and three (3) voting Managers voting against such matter or abstaining from voting.
"Dispute" means any dispute, controversy or claim arising out of or relating to this Agreement, including without limitation, an alleged failure of a Member to perform any of its obligations under this Agreement, or any claim which relates to the Confidential Information of any Member; but, specifically excluding therefrom, a Deadlock. For purposes of this Agreement, any disagreement as to whether any dispute, controversy or claim is a "Dispute", to be resolved pursuant to Section 11.9 hereof or a "Deadlock" to be resolved pursuant to Section 4.13 hereof, shall be deemed to be a "Dispute."
"Distribution" or "Distributions" means any cash paid to a Member by the Company from the operations or capital of the Company, other than for the payment for goods, equipment or services. "EBIT" means for any period, net income or loss, plus, to the extent deducted in computing net income, interest payments and income taxes paid and/or accrued during such period.

"Effective Date" shall have the meaning given to such term in the Preamble.
"Equipment" means any and all equipment (i) of a Member or its Affiliates, that is specifically designed for or directly applicable to Seed Treatment uses or applications, and (ii) that the Company or its Affiliates has the right to manufacture, develop, market or sell whether for Seed Treatment uses and applications or for other than Seed Treatment uses or applications, including without limitation, seed treaters, size rights, screens, cylinders, and samplers.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as in effect on the date in question, unless otherwise specifically provided.

"Fair Market Value" means, as to any Member's Membership Interest, an amount equal to the Fair Market Value of the Company multiplied by the percentage ownership interest in the Company represented by such Membership Interest. Fair Market Value, as to the Company, shall mean the cash fair market value that an unrelated person would pay for one hundred percent (100%) ownership interest in the Company, in light of all relevant factors, in an arm's length transaction in which neither party is compelled to buy or sell, and without any discount or premium representing control of the enterprise. The Fair Market Value of the Company shall be determined using a valuation methodology that values the Company as a going concern and does not take into account any diminution in value caused by the withdrawal of either party from the Company or the dissolution of the Company in accordance with Article IX. The parties shall cooperate with all reasonable requests from the Neutral Investment Bank for information necessary for the making of any such determination. "Fiscal Year" means the fiscal year of the Company, which shall be the year ending the Saturday closest to the last day of December.
"Formulation" or "Formulations" means a substance or compound, or mixture of substances or compounds, which include one or more Active Ingredients, whether now existing or hereafter developed. "Governing Body" shall have the meaning given to such term in
Section 7.14.4.
"HSR Act" means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
"Initial Capital Contribution" shall have the meaning given to such term in Section 3.1.
"Initial Member" or "Initial Members" means Gustafson, Inc. and Trace Chemicals, Inc.
"Interest" or "Interests" means an Interest Holder's share of the profits and losses of the Company, and right to receive Distributions from the Company; but, specifically excluding any Membership Rights.
"Interest Holder" means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.
"Invest or Participate" means: (a) to acquire as a principal, partner, shareholder, member, Beneficial Owner or in any similar capacity, Capital Stock in a Person in excess of five percent (5%) of the total Capital Stock of such Person; or (b) by contract or otherwise, to manage, operate or finance a Person, or to participate in the management, operation or financing of a Person, or to act as agent, representative, consultant or in any similar capacity for a Person, or to permit a Person to use the name of a Member or its Affiliate.
"Involuntary Transfer" means each of the following: (i) the appointment by a court of competent jurisdiction of a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar agent for a Member or for any substantial part of a Member's assets or property; (ii) the ordering by a court of competent jurisdiction of the winding up or liquidation of a Member's affairs; (iii) the filing with respect to a Member of a petition in any such involuntary case, involving a Member or its parent under any bankruptcy, insolvency or other similar law now or hereafter in effect, which petition remains undismissed for a period of ninety (90) days or which is dismissed or suspended pursuant to Section 305 of the Federal Bankruptcy Code (or any corresponding provision of any future United States bankruptcy law); (iv) the commencement by a Member of a voluntary case under any bankruptcy, insolvency or other similar law now or hereafter in effect; (v) the consent by a Member to the entry of an order for relief in an involuntary case under any such law, or the written consent of a Member to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar agent for a Member or for any substantial part of a Member's assets or property; (vi) the making by a Member of any general assignment for the benefit of creditors; (vii) the failure by a Member generally to pay its debts as such debts become due; (viii) the carrying out by a court of competent jurisdiction or an authorized Person of a foreclosure, execution sale or similar realization proceedings by any Person (a) who or that has a pledge of or has been granted a lien, security interest or other encumbrance, or (b) who or that has an order of attachment, garnishment or a charging or similar order, in or against any of the Interests; or (ix) any other divestiture of a Member by court order, self-help or other private action.
"Majority Vote" means, (i) in the case of a reconstituted board pursuant to Section 4.13.3, the affirmative vote of at least three (3) of the five (5) Managers on the Board (excluding the President); (ii) in the case of there being only one Member, the affirmative vote of at least two (2) of the three (3) voting Managers on the Board (excluding the President); and (iii) in all other cases, the vote of at least four (4) of the six (6) Managers on the Board (excluding the President), in all cases at a meeting of which a quorum of Managers is participating in person, by conference telephone, video or similar communications equipment, or by proxy.
"Manager" or "Managers" means the individuals from time to time designated pursuant to Article IV of this Agreement as managers of the Company.
"Marketing Agreement" means that certain Marketing Rights and Margin Agreement by and among C&K, the Company, Partnership, Bayer Corporation and Bayer Inc. to be dated as of November , 1998.
"Member" or "Members" means the Initial Members signing this Agreement and any Person who subsequently is admitted as a member of the Company.
"Membership Interest" means a Member's entire interest in the Company, including without limitation, a Member's Interest and a Member's Membership Rights.
"Membership Rights" means the right to: (i) inspect the Company's books and records; (ii) appoint Managers and to participate in the business, affairs and management of the Company; and (iii) vote on, consent to or otherwise participate in any decision or action of the Members pursuant to this Agreement or the Act; provided, however, that Membership Rights does not include any right to disclosure of the existence of any arrangements or agreements, or any terms thereof, that are protected by confidentiality, secrecy or similar agreements with third parties, or any other arrangements or agreements that, if disclosed, would result in the Company being in breach of such arrangements or agreements.
"Member Vote" means, in the case of two Members, the affirmative vote of both Members, and in the case of one Member, the affirmative vote of that one Member.
 "Neutral Investment Bank" means an investment banking firm of international reputation which has not been engaged by a Member or its Affiliates (a) at any time regarding matters related to the Company; and (b) in the last two (2) years for any other matter, and which the Member and its Affiliates agree not to engage in the subsequent two (2) years.
"Operative Agreements" means the Marketing Agreement, the Pre-Exercise Agreement, the Post-Exercise Agreement and the Cross License Agreements, the forms of each of which are attached hereto as Exhibit D, and incorporated herein by reference.
"Other Products and/or Services" means (i) any products for Seed Treatment uses or applications, other than Active Ingredients, Formulations and Equipment including, without limitation, colorants, dyes, pigments and coatings; and (ii) any activities of the Company, other than those activities set forth in Sections
4.2 and 4.3 of the Pre-Exercise Agreement and the Post-Exercise Agreement, specifically designed for or directly applicable to Seed Treatment uses or applications.
"Parent" means, as to a Member, any Person which is the direct or indirect Beneficial Owner of fifty percent (50%) or more of the Capital Stock, having Voting Power, of such Member.

"Partners" means the partners of the Partnership.
"Partnership" means Gustafson Partnership, a general partnership organized under the laws of the Province of Ontario, Canada. "Percentage" means, as to a Member, the percentage represented by the relationship of such Member's Units to the total number of Units outstanding and, as to an Interest Holder who is not a Member, the percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Interest.
"Person" means any individual, corporation, governmental authority, limited liability company, partnership, trust, estate, unincorporated association or other entity.
"Pest" means any plant, animal or other organism, when and if determined by an Agency to be deleterious to man or the environment.
"Post-Exercise Agreement" means the Post-Exercise Distribution and Technology License Agreement to be dated as of November , 1998, by and among GT Seed Treatment Inc., Bayer Corporation and the Company.

"Pre-Exercise Agreement" means the Pre-Exercise Distribution and
Technology License Agreement to be dated as of November , 1998, by and among GT Seed Treatment Inc., and the Company.

"Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with
Section 703(a) of the Code, with the following adjustments:
     (i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included; and
(ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included; and
(iii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss shall be subtracted; and
(iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes; and
(v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation or amortization computed for book purposes.
Profit or Loss shall not include any profits made or losses incurred by any Interest Holder in supply of goods or services to or from the Company.
"Publicly Available" means that the information in question is available from a public source; provided, however, information shall not be deemed to be Publicly Available to a Person unless the Person contending the information is Publicly Available (i) has lawfully acquired such information through experimentation, research or other appropriate method of acquisition, and (ii) if the form in which the information is held by the Person on a particular date has commercial value, has acquired such information in the same form in which it is held by the Person on such date.
"Publicly Traded" when used in reference to any Capital Stock at any given date, means Capital Stock which is listed or authorized for quotation on the New York Stock Exchange, the American Stock Exchange or on the National Market System of the Nasdaq Stock Market (or any successor to such entities) or listed on or included into the free market of any of the Stuttgart, Munich, Frankfurt, Dusseldorf, Hamburg or Berlin stock exchange.

"Regulation" or "Regulations" means the income tax regulations as amended, including any temporary regulations, or any successor income tax regulation or regulations from time to time promulgated under the Code.
"Secretary of State" means the Secretary of the State of Delaware.
"Seed Treatment" means any and all uses or applications of Active Ingredients, Formulations, Equipment, and Other Products and/or Services, in connection with seeds or stored grains for agricultural purposes, whether now existing or hereinafter developed.
"Subsidiary" means individually and collectively, Agro ST Inc., a corporation organized under the laws of the State of Delaware, United States of America, Industrias Gustafson S.A. DE C.V. , a corporation organized under the laws of Mexico, and Trace Chemicals LLC, a Delaware Limited Company, each a wholly owned subsidiary of the Company.
"Tax Matters Member" shall have the meaning given to such term in
Section 10.5.
"Technology" means all forms of intellectual property, including without limitation, copyrights, copyright applications, patents, patent applications, inventions, processes, production methods, proprietary information, know-how, trade secrets, information, trademarks, trademark applications, service marks, trade names, logos and slogans, identification lists, product and technical labels, data, including registration data and Agency data, plans, blueprints, specifications, designs, manufacturing information, formulation recipes and techniques, seed safety information, seed testing techniques, efficacy data, environmental, residue, toxicology and product chemistry information, discoveries, drawings, recorded knowledge, techniques, ideas, concepts, surveys, engineering reports, test reports and procedures, manuals, materials standards, process standards, performance standards, catalogs, flow charts, formulation or technical registrations, work techniques, computer and automatic machinery software and programs, related object and source code and the like whether or not protected by or protectable by patent, copyright, trademark, trade secret or other proprietary rights or by any Agency; but specifically excluding Technology that is generally known to those skilled in a chemical or life sciences field, including without limitation, the agrochemical field. "Territory" means collectively, the United States, Canada, and the United Mexican States.
"Third Party" or "Third Parties" means any and all Persons other than the Company, the Partnership, a Member, a Partner or any of their respective Affiliates.
"Transfer" means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment or other transfer by a Member, and, when used as a verb, means for a Member to voluntarily sell, hypothecate, pledge, assign, or otherwise transfer.
"Transferee" means a Person who is the assignee, purchaser or transferee of an Interest.
"Units" means the number of units of income, gain, loss and deduction of a Member or Interest Holder, as the case may be. "United States" means collectively, the fifty (50) states of the United States of America, the District of Columbia, and the Commonwealth of Puerto Rico; but, specifically excluding any territories and possessions of the United States of America. "Voting Power" (which term includes the power to vote or to direct the voting of) when used in reference to any Capital Stock shall mean the power of the holders of such Capital Stock generally to vote, with respect to any Person which is a corporation, for the election of members of the board of directors and, with respect to any other Person that is not a corporation, for the Members of the Governing Body of such other Person.
"U.S. GAAP" means United States generally accepted accounting principles, consistently applied.
Article II

ORGANIZATION AND PURPOSE
2.1     Organization.
     The Company was organized as a limited liability company pursuant to the Act when the original executed Certificate of Formation was filed pursuant to the Act. The parties intend that the Company be operated pursuant to the Act and the provisions of this Agreement.
2.2     Name of the Company.
     The name of the Company shall be "Gustafson LLC". The Company may do business under that name and under any other name or names that the Board selects. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file an assumed business name as required by law. The Board may change the name of the Company by amendment to the Certificate of Formation pursuant to the Act.
2.3     Purpose.
     The Company is organized solely for the purposes of: (i) developing, formulating, manufacturing, registering, marketing and selling Active Ingredients, Formulations, Equipment, and Other Products and/or Services for Seed Treatment uses and applications in the Territory, and to do any and all things necessary, convenient or incidental thereto. Unless both Members consent, or unless specifically permitted by the Operative Agreements, the Company shall have no authority to carry on any other lawful business for which a limited liability company may be organized under the Act.
2.4     Term.
     The term of the Company shall begin upon the acceptance of the Certificate of Formation by the Secretary of State and shall be perpetual, unless its existence is sooner terminated pursuant to the mandatory provisions of the Act.
2.5     Principal Office.
     The principal office of the Company shall be located at 1400 Preston Road, Suite 400, Plano, TX 75093, or at any other place within the State of Texas or elsewhere that the Board selects.
2.6     Registered Agent.
     The name and address of the Company's current registered agent in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, City of Wilmington, New Castle County, Delaware 19801.
2.7     Members.
     The name and Percentage of each Member is set forth on
Exhibit A.
2.8     Management by Board.
     The Company shall be managed by a Board as provided in
Article IV hereof.
2.9     Certificate of Membership Interest.
     A Member's Membership Interest shall be evidenced by a certificate, the form of which is attached hereto as Exhibit B, and incorporated herein by reference.
Article III
CAPITAL
3.1     Initial Capital Contributions.
     Each Member shall contribute as the Capital Contribution to be made by it the cash, obligations, other property or services set forth in the column headed "Initial Capital Contribution" on Exhibit A to this Agreement. The amount of the initial contribution of each Member shall be recorded by the Board as a contribution to the capital of the Company.
3.2     No Additional Capital Contributions Required.
     No Member shall be obligated, nor shall any Member have a right, to contribute any additional capital to the Company, except with the prior consent of both Members.
3.3 No Interest on Capital Contributions; Deficit Account. Interest Holders shall not be paid interest on their Capital
Contributions. Except as otherwise required in the Act or this Agreement, no Interest Holder shall have any liability to restore all or any portion of a deficit balance in a Capital Account.
3.4     Return of Capital Contributions.
     Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive any return of any Capital Contribution.
3.5     Form of Return of Capital.
     If a Member is entitled to receive a return of a Capital Contribution, the Interest Holder shall not have the right to receive anything but cash in return of the Interest Holder's Capital Contribution.
3.6     Capital Accounts.
     An account ("Capital Account") shall be maintained by the Company for each Interest Holder in accordance with the following provisions:
3.6.1. An Interest Holder's Capital Account shall be credited with the Interest Holder's Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (other than liabilities secured by Company property distributed to the Interest Holder), and the Interest Holder's allocable share, as determined by the Company, of profit and any income or gain specially allocated by the Company to the Interest Holder.
3.6.2. An Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed by the Company to the Interest Holder (net of liabilities secured by such distributed property that such Interest Holder is considered to assume or take subject to
Section 752 of the Code), the amount of the Interest Holder's individual liabilities that are assumed by the Company (other than liabilities that reduce the amount of any Capital Contribution made by such Interest Holder), the Interest Holder's allocable share, as determined by the Company, of loss, and any item in the nature of expenses or losses specially allocated, as determined by the Company, to the Interest Holder.
3.6.3. If any Interest is transferred pursuant to the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. On any such transfer, and upon the occurrence of any event specified in Regulation
Section 1.704-1(b)(2)(iv)(f), the book value of Company property (whether tangible or intangible) shall be adjusted to equal market value, and the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.
3.6.4. The Company shall: (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Interest Holders and the amount of capital reflected on the Company's balance sheet, as computed for book purposes in accordance with Regulations Section 1.704 - 1(b)(2)(iv)(q); and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).
3.7     Allocations.
     3.7.1.     General Rule for Allocations.
Except as otherwise provided in this Article III, the Profits and Losses of the Company shall be allocated among the Interest Holders according to their Percentage Interest. If any Interest in the Company is transferred during a fiscal year, then items of Profit and Loss shall each be allocated on the basis of a closing of the Company's books on the date of such transfer.
3.7.2.     Qualified Income Offset.
No Interest Holder shall be allocated Losses or deductions to the extent that the allocation would cause the Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder unexpectedly receives any adjustment, allocation, or Distribution described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) or
(6) that results in or increases an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company for that taxable year shall be allocated to that Interest Holder, before any other allocation pursuant to this Article III (other than those pursuant to Sections 3.7.3.1 and 3.7.3.2), in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 3.7.2 is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulation Section 1.704-1(b)(2)(ii)(d) and all other Regulation Sections relating thereto.
3.7.3.     Minimum Gain.
3.7.3.1. Except as set forth in Regulation Section 1.704-2(f), if, during any taxable year, there is a net decrease in minimum gain, each Interest Holder, prior to any other allocation pursuant to this Article III, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease of minimum gain, computed in accordance with Regulation Section 1.704-2(g). Allocations of items of gross income and gain pursuant to this
Section 3.7.3.1 shall be made as described in Regulation Sections 1.704-2(f) and (j). This Section 3.7.3.1 is intended to comply with, and shall be interpreted consistently with, the "minimum gain chargeback" provisions of Regulation Section 1.704-2(f) and all other Regulation Sections relating thereto.
3.7.3.2. Except as set forth in Regulation Section 1.704-2(i)(4), if, during any taxable year, there is a net decrease in Member minimum gain, each Interest Holder with a share of that Member minimum gain as of the beginning of such year, prior to any other allocation pursuant to this Article III, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease of Member minimum gain, computed in accordance with Regulation
Section 1.704-2(i)(4). Allocations of items of gross income and gain pursuant to this Section 3.7.3.2 shall be made as described in Regulation Sections 1.704-2(i)(4) and (j). This Section
3.7.3.2 is intended to comply with, and shall be interpreted consistently with, the "partner nonrecourse debt minimum gain chargeback" provisions of Regulation Section 1.704-2(i)(4) and all other Regulation Sections relating thereto.
3.7.4.     Regulatory Allocations.
The allocations set forth in Sections 3.7.2 and 3.7.3 are included to comply with the requirements of the Regulations. If allocations under such provisions are different from the allocations that otherwise would be made under this Article III, then the Board shall make appropriate allocations, consistent with the Regulations, so that the net allocations are as much as possible consistent with the allocations under Section 3.7.1.
3.8     Income Tax Allocations.
     3.8.1. Except as otherwise provided in this section, items of income, gain, deduction and loss shall be determined and allocated for federal income tax purposes in the same manner as in Section 3.7.
3.8.2. In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Interest Holders so as to take account of any variation between adjusted basis of such property to the Company for federal income tax purposes and its initial fair market value upon contribution to the Company.
3.8.3. In the event the Capital Accounts of the Interest Holders are adjusted pursuant to Section 3.6.2, subsequent allocation of income, gain, loss and deduction with respect to property to which the adjustment relates shall, solely for tax purposes, take into account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its adjusted fair market value.
3.8.4. Unless otherwise agreed to unanimously by the Members, the Company shall allocate the items in Subsection 3.8.2 and
3.8.3 using the traditional method with curative allocations as described in Regulation Section 1.704-3(c).
3.9     Currency.
     All Capital Contributions to be made to, and Dividends to be paid by, the Company pursuant to this Agreement shall be made in the currency of the United States. All other payments to be made or calculated pursuant to this Agreement shall be made and calculated in the currency of the United States.
3.10     Distributions.
     Distributions other than upon liquidation shall be made to the Members in proportion to their Percentage Interest and may be made in cash or in kind. Distributions upon liquidation shall be made to the Members as provided in Section 9.3.
Article IV
MANAGEMENT
4.1     Board.
     Upon the formation of the Company, the Initial Members have determined to conduct the business and affairs of the Company through a Board of Managers, who shall act together as a group. The Managers shall have such rights, duties and powers as are specified in this Agreement.
4.1.1. The Managers, acting as a Board, have the sole, full and complete authority, power and discretion to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities necessary or appropriate to the management of the Company's business.
4.1.2. The Board shall have the power to delegate responsibilities and authority to subcommittees of the Board, or to such officers as may be appointed by the Board pursuant to
Article VI from time to time, with such general or specific authority to make any contracts, enter into any transaction, and make and obtain any commitments on behalf of the Company and to otherwise conduct or further the Company's business.
4.1.3. Without limiting the generality of Sections 4.1.1 or 4.1.2, the taking of any of the following actions by the Company shall require the approval of a Majority Vote of the Board:
4.1.3.1. Review and approval of the budget for the Company for each financial year, and the annual business and midterm strategic plan for the Company and any subsidiaries thereof.
4.1.3.2.     Creation or dissolution of any subsidiaries of the
Company.
4.1.3.3. Establishment or modification of the Company's capital expenditures budget.
4.1.3.4. Appointment, removal and compensation of the Company's President and other officers.
4.1.3.5. Establishment, modification or termination of the Company's compensation and benefit programs for all employees.
4.1.3.6. Establishment or modification of the Company's dividend and Distribution policies.
4.1.3.7. Incurrence of or payment by the Company of any expenses for any capital project that exceeds or is estimated to exceed US$200,000.
4.1.3.8. Creation, amendment, termination or modification of any arrangement, agreement or contract between the Company or a Subsidiary and (i) any Member, the Partnership, a Subsidiary, any Partner, (ii) an Affiliate of a Member, the Partnership, a Subsidiary or a Partner; or (iii) an employee, executive officer or director or other board member or representative of a Member, the Partnership, a Partner or a Subsidiary; provided however, that any sublicense under the Cross License Agreement between the Company and its subsidiary Agro ST Inc. must be approved by the unanimous consent of the Board; any changes in Prices made pursuant to Article 7 of the Pre-Exercise Agreement shall not require the Board's approval to be effective; and any changes to the Prices (as defined in the Marketing Agreement) agreed to by the Company or a Subsidiary and (i) any Member, the Partnership, a Subsidiary, any Partner or (ii) an Affiliate of a Member, the Partnership, a Subsidiary or a Partner pursuant to Section 4 of the Marketing Agreement shall not require the approval of the Board to be effective.
4.1.3.9. Acquisitions or disposition of any business of the Company, and approval of any financing associated with such acquisition or disposition.
4.1.3.10. Entrance into, or any modification of, any material research or development contract or obligation by the Company that would result in the Company exceeding the approved research or development budget by more than US$200,000.
4.1.3.11. Making of any loan or advance or giving any credit by the Company in excess of US$100,000, excluding trade credit, or any modification of the terms thereof.
4.1.3.12. Borrowing of money for and on behalf of the Company or any subsidiary, which borrowing may in the aggregate exceed US$100,000, or any modification of the terms thereof, excluding trade credit.
4.1.3.13. Grant of any mortgages, deeds of trust, security interests or other liens, or executing and delivering any instruments to encumber any assets of the Company or its subsidiaries, to secure repayment of amounts that in the aggregate exceed US$100,000, or permitting any liens to exist against assets of the Company or in amounts that in the aggregate exceed US$100,000.
4.1.3.14.     Appointment of outside legal counsel or independent
auditors.
4.1.3.15.     Change of the accounting principles used by the
Company.
4.1.3.16.     Change of the Company's business philosophy.
4.1.3.17.     Purchases by the Company in excess of US$2,000,000
per order.
     4.1.3.18. Modification of this Agreement, the Certification of Formation of the Company, or any subsidiary thereof, or the certificate of incorporation, bylaws or any other organizational documents of any subsidiary of the Company.
4.1.3.19.     Registration, marketing and development:
     (i) any one product or registration, if the cost of such registering, marketing and developing is expected to exceed US$400,000 in any one year; and
(ii) products and registrations, if the Company has materially exceeded or will materially exceed the previously approved budgets for registering, marketing and developing products; or if registering, marketing and developing costs will, in the aggregate, exceed US$1 million for the current fiscal year.
4.1.3.20.     Acquisition by purchase, lease, or otherwise of
any real property.
4.1.3.21.     Entrance into any Capital Transaction;
4.1.3.22. Engagement in business in any jurisdiction that does not provide for the registration of limited liability companies;
4.1.3.23.     Discontinuance of the Company's business;
4.1.3.24. Authorization of any merger, reorganization or recapitalization of the Company and the material terms and provisions thereof;
4.1.3.25. Settlement or confession of judgment in any legal matter exceeding US$250,000.
4.1.3.26. Except as expressly provided in Article IX of this Agreement, termination, dissolution, liquidation or winding-up of the Company.
4.1.3.27. Authorization to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation.
     4.1.3.28 The issuance of additional Interests, Membership Interests, or debt securities in the Company.
     4.1.4. Notwithstanding anything to the contrary in this Agreement or the Operative Agreements, no Member may use its position as a Member, on the Board or its appointed Managers on the Board to require that the Company do any act that would require, or condition any contract, agreement or arrangement with the other Member or the other Member's Affiliates on, disclosure of the Confidential Information or Technology of one Member or its Affiliates to the other Member, or the use of the Confidential Information or Technology of one Member or its Affiliates by the other Member.
4.2     Managers; Appointment.
     4.2.1.     Board Members.  Except as provided in Section
4.13 of this Agreement, the Board shall consist of seven (7) individuals: (i) six (6) Managers, with each Manager entitled to one vote, and (ii) the President of the Company, who shall be a non-voting Manager.
4.2.1.1. Initial Appointment. Five (5) of the six (6) initial voting Managers of the Board shall be appointed by Gustafson, Inc. and the sixth initial voting Manager shall be appointed by Trace Chemicals, Inc., and shall serve without additional compensation or benefits from the Company.
4.2.1.2. Sale of Fifty Percent of Membership Interest. Upon the sale by Gustafson, Inc. of a forty-nine percent (49%) Membership Interest (reducing its 99% Membership Interest to a 50% Membership Interest) and the sale by Trace Chemicals, Inc. of all of its one percent (1%) Membership Interest to a Person admitted as a Member, the Board shall be reconstituted, as follows: (i) Gustafson, Inc. shall designate three (3) of the initial voting Managers to remain on the Board, and shall cause the other three (3) initial voting Managers to resign, such resignations to be effective upon the sale of fifty percent (50%) of the Membership Interest. Upon the receipt by Gustafson, Inc. of such resignations, and upon consummation of the sale, the newly admitted Member shall be entitled to appoint three (3) Managers to the Board. As a result of its purchase of fifty percent (50%) of the Membership Interest, the newly admitted Member purchasing the fifty percent (50%) of the Membership Interest shall be entitled to appoint three (3) voting Managers. Each year at the annual meeting of the Members, Gustafson, Inc. shall be entitled to appoint three (3) voting Managers and the Member purchasing the fifty percent (50%) of the Membership Interest shall be entitled to appoint three (3) voting Managers. Each voting Manager shall hold office for one (1) year terms, or until his earlier resignation or removal in accordance with this Agreement and the Act. A voting Manager may be reappointed for an unlimited number of terms.
4.2.1.3. Subsequent Transfers. Upon the Transfer by a Member of all of its Membership Interest to a Person who is admitted as a Member, and other than a Transfer contemplated under Section 4.2.1.2, the transferring Member shall cause the three (3) voting Managers appointed by such Member to resign, effective upon the sale. Upon the resignation of the three (3) such voting Managers, and consummation of the sale, the newly admitted Member will be entitled to appoint three (3) Managers to the Board. Thereafter, the newly admitted Member shall be entitled to appoint three (3) voting Managers and the non-transferring Member shall be entitled to appoint three (3) voting Managers. Each voting Manager shall hold office for one (1) year terms, or until his earlier resignation or removal in accordance with this Agreement and the Act. A voting Manager may be reappointed for an unlimited number of terms.
4.2.1.4. Appointment of President as Non-Voting Manager. The Board of Managers shall appoint the President as a non-voting Manager.
4.2.2.     Duty of Managers.  No Manager appointed pursuant to
Section 4.2 or serving as the non-voting Manager shall be liable to the Company, the other Managers or the Members for monetary damages for breach of fiduciary duty as a Manager, or otherwise liable, responsible or accountable to the Company, the other Managers or the Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of a Manager (i) for any breach of the Manager's duty of loyalty to the Member appointing such Manager, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the Manager received any improper personal benefit; or (iv) for disclosing Confidential Information in violation of the provisions of this Agreement.
4.2.3. Duty of Seventh Voting Manager. No Manager appointed pursuant to Section 4.13.3.2 shall be liable to the Company, the other Managers or the Members for monetary damages for breach of fiduciary duty as a Manager or otherwise liable, responsible or accountable to the Company, the other Managers or the Members for monetary damages or otherwise for any acts performed, or for any failure to act; provided, however, that this provision shall not eliminate or limit the liability of such Manager (i) for any breach of such Manager's duty of loyalty to the Company, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the Manager received any improper personal benefit; or (iv) for disclosing Confidential Information in violation of the provisions of this Agreement.
4.3     Power to Bind Company.
     Unless specifically authorized to do so by this Agreement or by the Majority Vote of the Board, no attorney-in-fact, Manager, officer, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been specifically authorized by a Majority Vote of the Board to act as an agent of the Company for that specific purpose.
4.4     Vacancies.
     Any vacancy occurring in the voting Managers of the Board, whether caused by death, resignation, removal or otherwise, may be filled only by the Member who originally appointed the vacating voting Manager. A voting Manager appointed to fill a vacancy shall be appointed for the unexpired term of his predecessor in office.
4.5     Quorum.
     The presence, in person, by conference telephone, video or similar communications equipment, or by proxy of four (4) voting Managers, including no less than two (2) voting Managers from each Member, and in the case of one (1) Member, the presence, in person, by conference telephone, video or similar communications equipment, or by proxy of two (2) voting Managers appointed by such Member, shall constitute a quorum for the transaction of business at a Board meeting. A Majority Vote of the Board participating in a duly constituted meeting where there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by the Act or this Agreement. In the absence of a quorum, a majority of Managers present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At a reconvening of such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally noticed.
4.6     Meetings.
     4.6.1. Regular Meetings. Regular meetings of the Board shall be held at such times and places as the Board shall designate; provided, however, that for two (2) years from the date of admission of a Member pursuant to Section 4.2.1.2, unless the Board by Majority Vote agrees otherwise, the Board shall meet at least four (4) times a year. Thereafter, the Board shall meet at least annually.
4.6.3. Special Meetings. Special meetings of the Board may be called (i) by the President, (ii) by a Member, or (ii) at the request of three voting Managers. Written or oral notice of special meetings shall be given to all Managers at least fourteen
(14) days before the dates of such meetings. No notice need be given to any Manager who attends in person or to any Manager who, in a writing executed and filed with the records of the meeting either before or after the meeting, waives such notice. Such notice or waiver of notice need not state the purpose or purposes of such meeting.
4.7     Action Without a Meeting.
     Any action that may be taken at a meeting of the Board may be taken without a meeting if a consent in writing, setting forth the action so taken or to be taken, shall be signed by all of the voting Managers. Such consent shall be filed with the minutes of the Board's meetings.
4.8     Proxy.
     A Manager may grant a proxy entitling any other Manager appointed by the same Member to exercise his voting rights. Such proxy shall be in writing and shall specify a termination date. The Managers appointed by the other Member shall be entitled to inspect the proxy on demand. Any proxy shall be filed with the minutes of the meeting.
4.9     Meeting by Telephone or Video Conference.
     A Manager may participate in a meeting of the Board by means of conference telephone, video or similar communications equipment enabling all Managers participating in the meeting to hear one another, and participation in a meeting shall constitute presence in person at such meeting.
4.10     Resignations and Removal.
     Each Manager shall hold office at the pleasure of the Member appointing such Manager. The resignation of any Manager shall be in writing and shall be effective immediately upon acknowledgment of receipt by a Member. Any Manager may be removed, with or without cause, as follows (i) at any time, by the Member that appointed such Manager; (ii) in the case of the President, by a Majority Vote of the Board; or (iii) by the request of the Member that appointed such Manager, if such request is made, in preparation of the admission of a newly admitted Member, and the appointment of Managers by such newly admitted Member as set forth in Section 4.2.1.
4.11     Compensation and Expenses.
     Managers appointed pursuant to Section 4.2 shall serve without additional compensation or benefits from the Company. Each Member is responsible for all expenses incurred by the voting Managers appointed by that Member in connection with such Managers' activities as a Manager. The Members shall share equally the reasonable compensation for and expenses of the seventh voting Manager appointed pursuant to Section 4.13.3.1.
4.12     Board Chairman.
     The initial voting Managers may elect from any of the initial voting Managers a Chairman of the Board. Upon the sale of fifty percent (50%) of the Membership Interest as contemplated in Section 4.2.1.2, the reconstituted Board may elect a Chairman of the Board from any of the voting Managers. Thereafter, the Chairman of the Board shall be a voting Manager appointed by the Members as follows: each year at the annual meeting of Members, the Chairman shall be appointed by a Member, alternating yearly between Gustafson, Inc. and the Member purchasing the fifty percent (50%) in Membership Interest. Except as provided in
Section 4.13.3.3, the Chairman shall have no additional vote other than his vote as a Manager. The Chairman of the Board shall preside at all meetings of the Board and shall perform such other duties as may be prescribed from time to time by the Board and by this Agreement.
4.13     Deadlock.
     4.13.1. Memorandum. If Deadlock occurs, a Member may circulate a memorandum to the other Member and to the parent company of the other Member by registered mail, return receipt requested to the address for such other Member and such parent of such other Member provided in Section 11.6 hereof, stating a summary of the issue, its proposed resolution of the issue, and the considerations in support of such proposed resolution. Such memorandum shall be considered by the president, a member of board of management or other senior executive (hereinafter "senior executive") of the parent of the Member. Within twenty
(20) days of receipt of such a memorandum by the parent of the Member, the senior executives of the parent of each Member shall meet to negotiate in good faith a mutually satisfactory resolution of the Deadlock.
4.13.2. Mediation. If such senior executives are not able to reach a mutually satisfactory resolution of the Deadlock within thirty (30) days after the date of the first such meeting, then the Members shall attempt in good faith to mediate a resolution to the Deadlock in accordance with the procedures set forth in this Section 4.13 and Exhibit C, parts A and B with a mediator that is mutually acceptable to both Members. If the Members cannot agree on such a mediator within such thirty (30) days, then either or both Members may request, by notice to the other Member, that a mediator be appointed by the American Arbitration Association ("AAA") to mediate the resolution of the Deadlock.
4.13.3. Initial Period. For an initial period of five (5) years after the date of the admission of a Member to the Company pursuant to Section 4.2.1.2 ("Initial Period"), the following shall apply:
4.13.3.1. Reconstitution. If a Deadlock has occurred, and there is no resolution by Members within ninety (90) days after the date that the mediator is agreed to, or if no agreement is reached as to a mediator, then within ninety (90) days after the date the mediator is appointed by AAA, either or both Members may elect by giving written notice to the other Member that the Board shall be reconstituted within sixty (60) days thereafter as a eight (8) person board. The reconstitution means that the six
(6) voting Managers shall be removed by the Members appointing such Managers, and the following appointments made: (i) each Member shall appoint three (3) persons not previously Managers of the Company as voting Managers; (ii) a seventh Manager, independent of both Members, shall be appointed by mutual agreement of the Members as a seventh voting Manager; and (iii) the President shall continue as a non-voting Manager.
4.13.3.2. Seventh Voting Manager. If the Members cannot mutually agree upon a seventh Manager within thirty (30) days after the date of such reconstitution as provided in Section 4.13.3.1, then each Member shall select an independent person and the two persons so chosen shall select the seventh, independent voting Manager. The seventh Manager shall receive reasonable compensation to serve on the Board, to be paid as provided in
Section 4.11.
4.13.3.3. No Abstention. Following reconstitution of the Board as provided in Sections 4.13.3.1 and 4.13.3.2, the Board shall vote on the issue which is the subject of the Deadlock, within a reasonable period of time following the reconstitution of the Board, but in no event later than three (3) months and no voting Manager (including the Chairman, if any) shall abstain from voting on the issue which is the subject of the Deadlock.
4.13.3.4. Removal after Vote. After the vote on the issue which is the subject of the Deadlock, the seventh and independent Manager may be removed by a vote for such removal by any three
(3) other voting Managers.
4.13.4. Post-Initial Period. If a Deadlock occurs after the expiration of the Initial Period, and such senior executives are not able to reach a mutually satisfactory resolution of the issue which is the subject of the Deadlock within thirty (30) days of the first meeting of such senior executives, then the Members shall attempt in good faith to mediate a resolution to the Deadlock in accordance with this Section 4.13 and Exhibit C, parts A and B, with a mediator that is mutually acceptable to both Members. If the Members cannot agree on such a mediator within such thirty (30) days after such first meeting, one or both Members may request, by notice to the other Member, that a mediator be appointed by the AAA to mediate the resolution of the Deadlock.
4.13.4.1. Sale. In the event that a Deadlock continues for more than six (6) months after the commencement of mediation in accordance with Section 4.13.4, then the following shall apply:
     4.13.4.1.1 A Member, by notice to the other Member, may require the Board to solicit proposals from internationally recognized investment banking firms to provide the services outlined in Section 4.13.4.1. The Board shall select an internationally recognized investment banking firm reasonably acceptable to both Members. If the Members cannot mutually agree upon such firm within thirty (30) days after the date the proposals are due to the Board, then each Member shall select a Neutral Investment Bank, and the two firms so chosen shall select a third internationally recognized investment banking firm to provide the services outlined in Section 4.13.4.1. The internationally recognized investment banking firm selected pursuant to this Section is hereinafter referred to as the "Firm."
     4.13.4.1.2 The Firm shall promptly solicit bids from responsible prospective buyers to purchase (i) all, but not less than all, of the assets of the Company; and/or (ii) all, but not less than all, of the Membership Interest in the Company.
4.13.4.1.3. Each Member may submit a bid to the Firm to purchase either the other Member's Membership Interest or all of the assets of the Company, but no Member may bid, or enter into an agreement with respect to such bid, with a Person that is not an Affiliate of such Member.
4.13.4.1.4. If the Members cannot mutually agree on the selection of a bid within thirty (30) days of the bid submission date, the Firm shall promptly determine the highest responsible bid, and notify the Members of its determination.
4.13.4.1.5.     Upon the selection of a bid in accordance with
Section 4.13.4.1.4, each Member and the Company shall comply with
the bid.   If the bid is to purchase the assets of the Company,
each Member shall cause the Company to sell all of its assets to the selected bidder. If the bid is to purchase all the Membership Interest in the Company, or in the case of Section 4.13.4.1.3, the other Member's Membership Interest in the Company, each Member obligated to sell, shall sell its Membership Interest to the selected bidder.
4.13.4.1.6. The net proceeds of any sale, occurring pursuant to this Section 4.13 shall be distributed to: (i) each Member selling its Membership Interest, or (ii) both Members, if the assets of the Company are sold, all in accordance with the terms of this Agreement. The Company shall be responsible for all fees and costs incurred pursuant to this Section 4.13.
     4.13.5. The right of first offer and right of first refusal in Section 8.1 shall not be applicable in the event that Deadlock has occurred.
4.13.6. If a sale pursuant to Section 4.13.4.1.5 occurs, then the following shall apply:
4.13.6.1. In the case of a sale of all the Membership Interest of both Members, or a sale of the Company's assets to a Person or Persons not previously a Member and not currently an Affiliate of a Member, the Members and the parents of both Members shall be deemed to have "Divested" and to be "Divested Sponsors" as those terms are defined in the Marketing Agreement. For purposes of the Marketing Agreement, the date of such sale shall be the "Divestment Date."
4.13.6.2. In the case of a sale of one Member's Membership Interest to the other Member or to an Affiliate of the other Member, or the sale of the Company's assets to one Member or to an Affiliate of one Member, the Member and parent of the Member who sells its Membership Interest or causes the Company to sell the assets to the other Member or its Affiliate, shall be deemed to have "Divested" and to be a "Divested Sponsor" as those terms are defined in the Marketing Agreement. For purposes of the Marketing Agreement, the date of such sale shall be the "Divestment Date."
4.13.6.3 In the case of a sale of a Member's Membership Interest to the other Member, to an Affiliate of the other Member, or to Persons not currently a Member, the selling Member shall have the obligation to assign the Post-Exercise Agreement to the purchaser, and Gustafson, Inc. shall have the right, but not the obligation, to assign the Pre-Exercise Agreement to the purchaser.
Article V
MEETINGS OF MEMBERS
5.1     Meetings of and Voting by Members.
     5.1.1. Meetings of the Members shall be held at least annually in the month of March or such other time as designated by the Board. A meeting of the Members may be called at any time by four (4) voting Managers or by a Member Vote. Meetings of Members shall be held at the Company's principal place of business or at any other place designated by the Board. Not less than fourteen (14) days, nor more than ninety (90) days, before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice that is filed with the records of Members' meetings or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of the Members, the presence in person or by proxy of all Members constitutes a quorum. A Member may vote either in person or by written proxy signed by a duly authorized officer of the Member.
5.1.2. Except as otherwise provided in this Agreement, the affirmative vote of all Members shall be required to approve any matter coming before the Members.
5.1.3. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of all Members.
5.1.4. A Member may grant a proxy entitling any other Person appointed by the same Member to exercise his voting rights. Such proxy shall be in writing and shall specify a termination date. The other Member shall be entitled to inspect the proxy on demand. Any proxy shall be filed with the minutes of the meeting.
5.2     Services; Intercompany Dealings.
     5.2.1. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by Majority Vote of the Board, no Member shall perform services for the Company or be entitled to compensation for services performed for the Company.
5.2.2. Notwithstanding the foregoing, the Company is authorized to enter into the Operative Agreements.
5.3     Duty of Members.
     No Member or any of its Affiliates, nor any officer, director, employee or former employee of any Member or its Affiliates shall have any obligation, or be liable, to the Company, or to any Person, including any other Member, or an Affiliate of a Member, for: (i) exercising any of the rights of such Member or such Affiliate under this Agreement or any of the Operative Agreements to which such Member or its Affiliate is or will be a party; (ii) exercising or failing to exercise its rights as a Member of the Company; or (iii) breach of any fiduciary or other similar duty to the Company, or any Person, including any other Member or an Affiliate of a Member by reason of such conduct, other than a breach of any Operative Agreement.
5.4     Resignation or Withdrawal.
     No Member shall have the right to resign or withdraw from the Company except upon termination of the Company as provided in
Section 9.4, or upon the transfer of such Member's Membership Interest in accordance with Section 4.13 or Article VII.
Article VI
OFFICERS
6.1     Officers.
     The Board shall have the power and authority to appoint a president, secretary, chief financial officer, and such other officers of the Company as the business of the Company may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in this Agreement or as the Board determines. Any two or more offices may be filled by the same person, except the offices of president and chief financial officer.
6.2     Election and Term of Office.
     The officers of the Company shall be elected by the Board at any regular or special meeting of the Board. Each officer shall hold office until his successor shall have been duly elected and qualified or until his death, resignation or removal. Election or appointment of an officer shall not of itself create contract rights. The Board may authorize the Company to enter into an employment contract with any officer in accordance with state law, but no such contract shall impair the right of the Board to remove any officer at any time in accordance with Section 6.3 hereof.
6.3     Removal.
     Any officer may be removed by the Board, whenever in its judgment the best interests of the Company will be served thereby, but such removal, other than for cause, shall be without prejudice to the contract rights, if any, of the person so removed. The removal of the President shall include the removal of such individual as a non-voting Manager.
6.4     Vacancies.
     A vacancy in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the Board for the unexpired portion of the term.
6.5     President.
     Except as otherwise provided in this Agreement and specifically by Section 4.1.2 hereof, the President of the Company shall act as the chief executive officer and in general supervise and control the day-to-day business and affairs of the Company. The President shall see that all orders and resolutions of the Board are carried into effect. He may sign, with the Secretary of the Company or any other officer of the Company duly authorized by the Board, deeds, mortgages, bonds, contracts, or other instruments that the Board has authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other officer or agent of the Company or shall be required by law to be otherwise signed or executed. The President shall perform such other duties as may be prescribed by the Board from time to time.
6.6     Vice Presidents.
     In the absence of the President or in the event of his death, inability or refusal to act, a Vice President designated by the Board shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President shall perform such duties as from time to time may be assigned to him by the President and by the Board. The Board may, at its discretion, delegate to the President the authority to appoint and remove vice presidents.
6.7     Secretary.
     The Secretary shall keep the minutes of the meetings of Members and of the Board in one or more books provided for such purpose; cause to be given all notices of meetings of Members and of the Board; be custodian of the corporate records and of the seal of the Company and see that the seal of the Company is affixed to all documents the execution of which on behalf of the Company under its seal is duly authorized; have charge of the record of Members; and in general perform all duties incident to the office of secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board.
6.8     Chief Financial Officer.
     The Chief Financial Officer shall supervise the receipt and custody of the Company's funds; cause to be kept correct and complete books and records of account, including full and accurate accounts of receipts and disbursements, in books belonging to the Company; assume investment management responsibility for all funds and securities of the Company; cause to be prepared, distributed and retained all reports and records required by law regarding the Company's financial status; and perform such other duties as may be assigned to him, or specifically required to be performed by him, by the President and by the Board.
6.9     Remuneration.
     The remuneration of officers shall be fixed from time to time by the Board; provided, however, that the Board may delegate to the President the authority to fix the salary of all or any class of officers except the office of President.
Article VII
INDEMNIFICATION; LIMITATION OF LIABILITY; OTHER ACTIVITIES;
CONFIDENTIALITY
7.1     Indemnification by the Company.
     The Company, to the fullest extent permitted by applicable law, shall indemnify, defend and hold harmless any officer, employee or agent of the Company (each a "Covered Company Person") from and against any loss, damage, or claim incurred by such Covered Company Person, including reasonable attorneys' fees, disbursements and reasonable settlement payments, incurred in connection with any claim, action, suit or proceeding or threat thereof, made or instituted in which such Covered Company Person may be involved or be made a party by reason of such Covered Company Person's association with the Company, or by reason of any act or omission performed or omitted by such Covered Company Person acting in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Company Person by or pursuant to this Agreement, except that no Covered Company Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Company Person by reason of gross negligence, bad faith, or willful misconduct with respect to such act or omissions; provided, however, that any indemnity under this Section 7.1 shall be provided out of and to the extent of Company assets only, and no other Covered Company Person and no Member or Manager shall have any personal liability on account thereof.
7.2     Notice to Company.
     In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any loss, damage or claim shall arise in respect of which indemnity may be sought pursuant to Section 7.1, such Covered Company Person shall promptly notify the Company, in writing. Failure to provide notice shall not affect the obligations hereunder except to the extent the Company is actually prejudiced thereby.
     7.3     Contest by Company.
     The Company shall have the right to participate in and/or control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Company Person, at the Company's expense, to represent each Covered Company Person and any others the Company may designate in such claim, demand, action, suit or proceeding. The Company shall keep the Covered Company Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Company Person with respect thereto.
7.4     Advances of Expenses by Company.
Expenses incurred by a Covered Company Person in defending any claim, demand, action, suit, or proceeding subject to Section 7.1 shall, from time to time, upon request by the Covered Company Person and approval of the Board, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Company Person to repay such amount if it shall be ultimately determined in a judicial proceeding that such Covered Company Person is not entitled to be indemnified as authorized in Section 7.1.
7.5     Indemnification by a Member.
     Each Member, to the fullest extent permitted by applicable law, shall indemnify, defend, and hold harmless the Company, each Manager appointed by such Member, (including those who have been, but no longer are, such Managers) and each other Member (including those who have been, but no longer are, Members) (each a "Covered Member Person") from and against any loss, damage, or claim incurred by such Covered Member Person, including reasonable attorneys' fees, disbursements and reasonable settlement payments, incurred in connection with any claim, action, suit or proceeding or threat thereof, made or instituted:
(i) in which the Company or the other Member may be involved, or are brought by the Company or the other Member by reason of a material breach of such Member's representations or covenants under this Agreement or otherwise or (ii) in which the Manager appointed by such Member may be involved or be made a party by reason of such Manager's association with the Company or by reason of any act or omission performed or omitted by such Manager acting in good faith on behalf of the Member or the Company and in a manner reasonably believed to be within the scope of authority conferred on such Manager by such Member or the Company, except that no Manager shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Manager by reason of gross negligence, bad faith, or willful misconduct with respect to such act or omissions.
7.6     Notice to Member.
     In the event that any claim, demand, action, suit or proceeding shall be instituted or asserted or any loss, damage or claim shall arise in respect of which indemnity may be sought pursuant to Section 7.5, such Covered Member Person shall promptly notify the indemnifying Member, in writing. Failure to provide notice shall not affect the obligations hereunder except to the extent the indemnifying Member is actually prejudiced thereby.
7.7     Contest by Member.
     The indemnifying Member shall have the right to participate in and/or control the defense of any such claim, demand, action, suit or proceeding and, in connection therewith, to retain counsel reasonably satisfactory to each Covered Member Person, at the Member's expense, to represent each Covered Member Person and any others the Member may designate in such claim, demand, action, suit or proceeding. The Member shall keep the Covered Member Person advised of the status of such claim, demand, action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the Covered Member Person with respect thereto.
7.8     Advances of Expenses by Member.
Expenses incurred by a Covered Member Person in defending any claim, demand, action, suit, or proceeding subject to Section 7.5 shall, from time to time, upon request by the Covered Member Person and approval of the indemnifying Member, be advanced by such Member prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by such Member of an undertaking by or on behalf of the Covered Member Person to repay such amount if it shall be ultimately determined in a judicial proceeding that such Covered Member Person is not entitled to be indemnified as authorized in Section 7.5.
7.9     Other.
The indemnifications provided by Section 7.1 shall be in addition to any other rights to which a Covered Company Person may be entitled under any agreement, vote of the Board, or otherwise as a matter of law or equity, both as to an action in the indemnifying party's capacity as Company, and as to an action in another capacity. The indemnifications provided by Section 7.5 shall be in addition to any other rights to which a Covered Member Person may be entitled under any agreement, as a matter of law or equity, or otherwise, both as to an action in the indemnifying party's capacity as a Member, and as to an action in another capacity.
7.10     Effect of Interest in Transaction.
No Covered Company Person or Covered Member Person shall be denied indemnification in whole or in part under this Article VII or otherwise by reason of the fact that the Covered Company Person or Covered Member Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of this Agreement.
7.11     No Third Party Rights.
The provisions of this Article VII are for the benefit of the Covered Company Persons and the Covered Member Persons and shall not be deemed to create any rights for the benefit of any other Persons.
7.12     Insurance.
                    7.12.1 The Company shall maintain, at its expense, an insurance policy or policies with director, officer or employee coverage of at least FIVE MILLION UNITED STATES DOLLARS (US$5,000,000), to protect itself and any Covered Company Person against liability arising out of this Agreement or otherwise, whether or not the Company would have the power to indemnify any such person against such liability under the laws of the State. Each Member shall maintain, at its expense, an insurance policy or policies to adequately protect itself and any Manager appointed by such Member against liability arising out of this Agreement or otherwise, whether or not the Member would have the power to indemnify any such Manager against such liability under the laws of the State. Each Member and the Company shall provide to one another, upon request, evidence of such insurance.

               7.12.2 The Company, at its expense, shall maintain property and casualty and such other insurance, in such amounts and against such risks, and with such deductibles and self insured retention limits, as the Board may, by Majority
Vote, determine, provided however, that for the first year after formation of the Company, the Company shall maintain such other types and amounts of property and casualty insurance as was carried and insured against by the Initial Members for their Business. Upon request, the Company shall deliver to each Member satisfactory evidence of any such coverage.
     7.13     Limitation of Liability.
          Neither the Members (nor any of their respective Affiliates), nor the Managers, nor the Board shall be liable, responsible or accountable in damages or otherwise to the Company or the Members for any act or omission by any such Person (which shall include any applicable entity) performed in good faith pursuant to the authority granted to such Person by this Agreement or in accordance with its provisions, and in a manner reasonably believed by such Person to be within the scope of the authority granted to such Person and in the best interest of the Company; provided, however, that such Person shall retain liability for acts or omissions that involve intentional misconduct, a knowing violation of the law, a violation of
Section 18-607 of the Act (in the case of Members only) or for any transaction from which the Person will personally receive a benefit in money, property, or services to which the Person is not legally entitled.

7.13.2 Each of the Partners shall at all times duly and punctually pay and discharge its separate debts, obligations and liabilities of the Company, whether arising in contract, tort, strict liability or otherwise, shall be solely the debts, obligations and liabilities of the Company, and none of the Members or the Managers shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or a Manager. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act of this Agreement shall not be grounds for imposing personal liability on the Members or the Managers for liabilities of the Company.

     7.14     Other Activities.
     7.14.1 The Members and the Company each acknowledge that a fundamental intent of this Agreement and expectation of the Members and the Company is that, except as expressly provided in this Agreement or in the Operative Agreements, (i) the Company shall be the exclusive distribution channel for each Member and their Affiliates for all Active Ingredients, Formulations, Equipment and Other Products and/or Services for Seed Treatment uses and applications in the Territory, and (ii) the Company shall develop, formulate, manufacture, register, market and sell Active Ingredients, Formulations, Equipment and Other Products and/or Services only for Seed Treatment uses and applications inside the Territory.
     7.14.2 The Company and the Members hereto agree to exercise in good faith all reasonable efforts to satisfy the intent and expectation set forth in Section 7.14.1. In furtherance of that intent, and to protect adequately the Member's Membership Interest in the Company, it is necessary and essential that the Company and the Members enter into and adhere to the covenants contained in this Section 7.14.
     7.14.3 Except as otherwise provided in the Operative Agreements, no Member or its Affiliates shall, either directly or indirectly: (i) Compete with the Company for Seed Treatment uses and applications in the Territory; (ii) Invest or Participate in any Person that Competes with the Company for Seed Treatment uses and applications in the Territory, or market or sell any Post-Exercise Products to any Person; or (iii) sell, market or distribute Active Ingredients, Formulations, Equipment and Other Products and/or Services to any Person that such Member or such Affiliate knows or has reason to believe intends to market, sell, distribute, use or apply such Active Ingredients, Formulations, Equipment or Other Products and/or Services for Seed Treatment uses or applications inside the Territory.
     7.14.4 No employee of the Company, or employee or member of the board of directors, managing board or similar governing body ("Governing Body") of a Member or its Affiliates shall serve as an employee or member of a Governing Body of a Competitor of the Company.
          Except as otherwise provided in the Operative Agreements, the Company shall not develop, formulate, manufacture, register, market or sell Active Ingredients, Formulations, Equipment and Other Products and/or Services for Seed Treatment uses and applications outside the Territory, or for other than Seed Treatment, regardless of where the use or application occurs, or otherwise Compete with either Member in Seed Treatment uses or applications outside the Territory or in other than Seed Treatment, regardless of where the use or application occurs.
          Each of the Members and the Company agree that during the term of this Agreement, and continuing for twelve (12) months thereafter, it will not, nor will it permit any of its Affiliates to, solicit for employment or employ any employee employed by the Company or either Member, other than any employee that has been terminated by such party prior to such solicitation.

     7.15     Confidential Information.
     7.15.1 Except as may be specifically authorized in this Agreement or the Operative Agreements, or as may be permitted by agreements with Third Parties, or as may be specifically agreed to by the Members and the Company in a writing signed by all parties, the Company will hold the Confidential Information of each Member, the Company and any Third Party in strict confidence and take all reasonable steps to prevent use by, or disclosure to, any other Person, which steps will include at least those taken by the Company to protect its own Confidential Information of like kind, or use or disclose any such Confidential Information for any purpose except as provided in this Agreement, agreements with Third Parties or the Operative Agreements.
     7.15.2 Except as may be specifically authorized in this Agreement or the Operative Agreements, or as may be permitted by agreements with Third Parties, or as may be specifically agreed to by the Members and the Company in a writing signed by all parties, the Members will hold the Confidential Information of the other Member, the Company and any Third Party in strict confidence and take all reasonable steps to prevent use by, or disclosure to, the other Member and any other Third Parties, which steps will include at least those taken by the Member to protect its own Confidential Information of like kind, or use or disclose any such Confidential Information for any purpose except as provided in this Agreement, agreements with Third Parties or the Operative Agreements; provided however that a Member may disclose Confidential Information of the Company and the other Member to a Third Party in connection with a sale of the Membership Interest pursuant to Sections 4.13 or Article VIII or a transfer, by merger, consolidation, sale or otherwise, of the stock of a Member or its Parent, or of all or substantially all of the Crop Protection Business of a Member or its direct or indirect parent; provided that prior to such disclosure, such Third Party agrees in writing not to disclose such Confidential Information to any other Third Parties or to otherwise use such Confidential Information without the prior written permission of the disclosing Member hereto.
     7.15.3
     7.15.3.1 Except as specifically authorized in this Agreement or the Operative Agreements, the Company shall not disclose any competitively significant Confidential Information of a Member to any Manager who works in the crop protection or agrochemical operations group of the other Member.
               Except as permitted by agreements with Third
Parties, the Company will not disclose any competitively significant Confidential Information of a Third Party to any Member or Manager.
               Except as may be specifically authorized in this Agreement or the Operative Agreements, or as may be permitted by agreements with a Member or as may be specifically agreed to by a Member and the Company in writing, the Company will hold the Confidential Information of each Member and each Member's Affiliates in strict confidence, and take all reasonable steps to prevent use by, or disclosure to one Member of Confidential Information of the other Member, or the other Member's Affiliates, which steps will include at least those taken by the Company to protect its own Confidential Information of like kind, provided however, the Company, subject to Section 7.15.3.1, may disclose Confidential Information of a Member to the Board to the extent such disclosure is required to permit the Board to conduct the business and affairs of the Company pursuant to
Section 4.1. Each Manager shall be required to execute an undertaking that, in the event the Manager of one Member is given access to the Confidential Information of the other Member or its Affiliates as a result of performing his duties on the Board, the Manager shall hold the Confidential Information of the Member or its Affiliates in strict confidence, and will not use the Confidential Information for any purpose other than to perform his duties on the Board, and will not disclose the Confidential Information to any Person other than another Manager who is authorized, pursuant to Section 7.15.3.1, to have access to such Confidential Information.
          Except as required by law and except for Securities and Exchange Commission filings made by a Member, the Company and the Members shall not make any announcement, press release or other public statement relating in any manner to this Agreement, the terms hereof or the relationship of the Members without first obtaining the consent of the Members to the disclosure proposed to be made. The Members hereto shall not unreasonably withhold their consent to any request made by a party pursuant to this
Section 7.15.4. The Members and the Company shall use their best efforts to consult and coordinate with each other before making any announcement, press release or other public statement required by law to be made.
               Agreements with the Company.

     Neither Member shall, without the approval of a Majority Vote of the Board, permit any of its Affiliates to create, amend, terminate or modify any arrangement, agreement or contract between the Company and (i) any Member, Gustafson Partnership a Subsidiary or any Partner, (ii) an Affiliate of a Member, Gustafson Partnership, a Subsidiary or a Partner, or(iii) an employee, executive officer or director or other board member or representative of a Member, Gustafson Partnership, a Partner or a Subsidiary. Neither Member, shall, without the unanimous consent of the Board, permit any sublicense under the Cross License Agreement by it or any of its Affiliates.

Article VIII
TRANSFERS AND ADMISSION OF NEW MEMBERS
8.1     Preemption Rights; Right of First Offer; Rights of First
Refusal.
     Except for sales pursuant to Section 4.13, no Member shall Transfer any or all of its Membership Interest without first complying with this Section 8.1.
8.1.1. Right of First Offer. If a Member desires to Transfer its Membership Interest, a Member may so notify the other Member in the manner provided in Section 8.1.1.1 of its willingness to Transfer ("Soliciting Offer"). As used in this Section 8.1.1, the Member desiring to Transfer shall be referred to as the "Soliciting Member", and the other Member shall be referred to as the "NonSoliciting Member".
8.1.1.1. The Soliciting Member's Soliciting Offer shall include: (i) the Percentage of Membership Interest being proposed for Transfer which shall be that Soliciting Member's entire Membership Interest; (ii) the date for responding to the Soliciting Offer, which date shall not be less than thirty (30) days after the date of the Soliciting Offer; (iii) the date of closing of the purchase of the Membership Interest, which purchase date shall not be more than one hundred and eighty (180) days after the date of the Soliciting Offer; (iv) a proposed purchase price for the Membership Interest, denominated and payable in United States Dollars at closing ("Proposed Purchase Price"); and (v) other basic terms and conditions of the proposed Transfer.
8.1.1.2. A Soliciting Offer is provisionally accepted by the NonSoliciting Member if a letter of intent is signed by the Soliciting Member and the NonSoliciting Member in the manner and within the time frame required in the Soliciting Offer, subject to execution of the definitive purchase agreement in accordance with the provisions of Section 8.1.1.3. The closing of the transaction contemplated by such Soliciting Offer shall take place at the office of the Soliciting Member's attorney in the United States on a date which is the fifth (5) day following the date that Section 8.1.3 has been satisfied, but in no event later than one hundred and eighty (180) days after the date of the Soliciting Offer.
8.1.1.3. If (i) a Soliciting Offer is rejected, or is not accepted by the NonSoliciting Member as provided in Section 8.1.1.2, or (ii) a definitive purchase agreement is not signed by both the Soliciting Member and the NonSoliciting Member within forty-five (45) days of the NonSoliciting Member's acceptance of such Soliciting Offer, despite the good faith efforts of the Members to do so, or (iii) the Transfer of the Membership Interest fails to close in accordance with the terms of the purchase agreement (including the failure to satisfy Section 8.1.3), then, upon the occurrence of any of (i), (ii) or (iii), during the period ending sixty (60) months following the date of this Agreement, the Soliciting Member may provide the NonSoliciting Member with a revised Soliciting Offer that replaces the Proposed Purchase Price with the Calculated Purchase Price and which revises the dates for response and closing to not less than thirty (30) days from the date of the revised Soliciting Offer and not more than one hundred and eighty (180) days from the date of the revised Soliciting Offer, respectively.
8.1.1.4 Upon the occurrence more than sixty (60) months following the date of this Agreement of any of (i), (ii) or (iii) as provided in Section 8.1.1.3, if the Soliciting Member so elects, the Soliciting Member and the NonSoliciting Member shall, within forty-five (45) days of such occurrence engage a Neutral Investment Bank to value the Membership Interest of the Soliciting Member, denominated and payable in United States Dollars ("IBank Value"). The engagement of the Neutral Investment Bank shall be on the following terms and conditions:
(x) the banker shall be instructed to determine the Fair Market Value of the entire Membership Interest of the Soliciting Member, taking into account the terms and conditions of the Soliciting Offer, other than price, (y) the instructions provided to the Neutral Investment Bank are subject to the NonSoliciting Member's approval, which approval shall not be unreasonably withheld, and
(z) at no time will the Neutral Investment Bank be advised of any Member's current valuation of the Company and/or its Membership Interest. Such IBank Value shall be provided within forty-five
(45) days of the engagement of the Neutral Investment Bank.
     8.1.1.4.1 The Soliciting Member, after obtaining the IBank Value as provided in Section 8.1.1.4, may provide the NonSoliciting Member with a revised Soliciting Offer which replaces the Proposed Purchase Price with the IBank Value and which revises the dates for response and for closing to be thirty
(30) days from the date of the revised Soliciting Offer and one hundred and eighty (180) days from the date of the revised Soliciting Offer, respectively,
     8.1.1.4.2 If within thirty (30) days after obtaining the IBank Value as provided in Section 8.1.1.4, the Soliciting Member does not provide the NonSoliciting Member with a revised Soliciting Offer as provided in Section 8.1.1.4.1, the Soliciting Member (i) shall pay the fees of the Neutral Investment Bank, and
(ii) may not Transfer its Membership Interest in accordance with this Section 8.1.1 for a period of eighteen (18) months after the date of receipt of the IBank Value, after which period the Soliciting Member may Transfer such interest after again complying with the provisions of this Section 8.1.1.
8.1.1.5     A revised Soliciting Offer, as provided in Section
8.1.1.3 or Section 8.1.1.4.1 ("Revised Soliciting Offer") is provisionally accepted by the NonSoliciting Member if a letter of intent is signed by the Soliciting Member and the NonSoliciting Member in the manner and within the time frame required in the Revised Soliciting Offer, subject to execution of the definitive purchase agreement in accordance with the provisions of Section
8.1.1.6. The closing of the transaction contemplated by such Revised Soliciting Offer shall take place at the office of the Soliciting Member's attorney in the United States on a date which is the fifth day following the date that Section 8.1.3 has been satisfied, but in no event later than one hundred and eighty
(180) days after the date of the Revised Soliciting Offer, and the fees of any Neutral Investment Bank engaged as provided in
Section 8.1.1.4 shall be paid one-half by the Soliciting Member and one-half by the NonSoliciting Member.
8.1.1.6 If (i) a Revised Soliciting Offer is rejected, or is not accepted by the NonSoliciting Member as provided in Section 8.1.1.5, or (ii) a definitive purchase agreement is not signed by both the Soliciting Member and the NonSoliciting Member within forty-five (45) days of the NonSoliciting Member's acceptance of such Revised Soliciting Offer, despite the good faith efforts of the Member to do so, or (iii) the Transfer of the Membership Interest fails to close in accordance with the terms of the purchase agreement (including the failure to satisfy Section 8.1.3), then, upon the occurrence of any of (i), (ii) or (iii), the Soliciting Member may, during the eighteen (18) month period following the occurrence of any of (i), (ii) or (iii), ("Solicitation Period"), Transfer all, but not less than all, of the Membership Interest to a Third Party, on terms including purchase price which are reasonably similar to those in the Revised Soliciting Offer and which are economically equivalent or greater than those in the Revised Soliciting Offer. Upon the occurrence of any of (i), (ii) or (iii), the NonSoliciting Member shall pay the fees of any Neutral Investment Bank, engaged as provided in Section 8.1.1.4.
8.1.1.7 In the event the Membership Interest is not sold within the periods provided in Section 8.1.1.5, the Soliciting Member shall not, after the periods, Transfer such Membership Interest to any Third Party, without first complying with Section
8.1.2 or, at the Soliciting Member's option, again complying with this Section 8.1.1.
8.1.2 First Right of Refusal. If a Member at any time receives a Bona Fide Offer for the purchase of its Membership Interest, such Member (the "Soliciting Member") may, at its option, give the other Member (the "NonSoliciting Member") notice of such Bona Fide Offer (the "Third Party Soliciting Offer Notice"), provide with the Third Party Soliciting Offer Notice a copy of the Bona Fide Offer, and offer to Transfer such Membership Interest to the NonSoliciting Member on the same terms and conditions, including purchase price, as those contained in the Bona Fide Offer, except that the closing shall take place at least ninety (90) days, and no later than one hundred eighty
(180) days after the date of the Third Party Soliciting Offer
Notice.
8.1.2.1 Within thirty (30) days after receipt of the Third Party Soliciting Offer Notice, the NonSoliciting Member may elect, by written notice to the Soliciting Member, to purchase such Membership Interest on the same terms and conditions as contained in the Bona Fide Offer, as modified by the terms of
Section 8.1.2. Any Transfer shall be subject to the satisfaction of any necessary approvals as provided in Section 8.1.3.
8.1.2.2 In the event the NonSoliciting Member rejects or fails to accept such offer within such thirty (30) days as provided in Section 8.1.2.1, the Soliciting Member shall be free to Transfer such Membership Interest to such Third Party, on the terms and conditions set forth in the Bona Fide Offer, subject to any approvals required pursuant to Section 8.1.3, provided that such Transfer occurs within two hundred and seventy (270) days after the rejection or expiration of the period in which the NonSoliciting Member might have accepted the offer set forth in the Third Party Soliciting Offer Notice.
8.1.2.3 Any closing shall take place at the office of the Soliciting Member's attorney in the United States.
8.1.2.4 In the event the Soliciting Member shall not close the Transfer of such Membership Interest to the Third Party, on the terms and conditions in the Bona Fide Offer within two hundred seventy (270) days from the date the NonSoliciting Member rejects or the expiration of the period in which the NonSoliciting Member might have accepted the offer set forth in the Third Party Offer Notice, then, except as may be otherwise permitted by Section 8.1.1, should such Soliciting Member thereafter elect to Transfer such Membership Interest to the same or other Third Party, on the same or other terms and conditions, the Soliciting Member shall be required to again comply with all of the terms and provision of Section 8.1.2.
8.1.2.5 No Member may accept any offer from a Third Party for the purchase of such Member's Membership Interest without such Member having provided the other Member with a Third Party Soliciting Offer Notice relative to such offer and having otherwise complied with this Section 8.1.2.
8.1.3 Approvals. The Transfer of any Membership Interest pursuant to Section 8.1 shall be subject to the requirements of the HSR Act and all other applicable federal and state antitrust statutes and the expiration of any applicable waiting periods in connection therewith.
8.1.4 Notwithstanding anything to the contrary in Section 8.1, no Member is obligated to comply with Sections 8.1.1 and 8.1.2 prior to the Transfer of such Member's Membership Interest to an Affiliate of such Member, if such Transfer is made with the prior written consent of the other Member, which consent shall not be unreasonably withheld, delayed or conditioned.
8.2     Involuntary Transfers.
     8.2.1. Upon any Involuntary Transfer of all or any part of an Interest to anyone other than a Member, the Member suffering such Involuntary Transfer (the "Suffering Member") shall immediately give notice of such Involuntary Transfer (the "Offered Interest Notice") to the Company and the other Member (the "NonSuffering Member").
8.2.2. If the Interest of a Member suffers an Involuntary Transfer as described in Section 8.2.1, the NonSuffering Member shall have the right to make an offer to purchase such Interest under this Section 8.2.2 upon receipt of the Offered Interest Notice or upon otherwise learning of the Involuntary Transfer (the "Offered Interest"). The NonSuffering Member shall have a period of thirty (30) days after the date of receipt of the Offered Interest Notice in which to make an written offer (the "Interest Offer") to purchase the Offered Interest under the terms and conditions of this Section 8.2. Failure of the NonSuffering Member to make an Interest Offer with the required time period shall be deemed a rejection of the Offered Interest.
8.2.3. The purchase price for the Offered Interest shall be determined in accordance with this Section 8.2.3. The purchase price to be paid for the Offered Interest shall be equal to the fair market value of such Offered Interest on the date of the offer to purchase the Offered Interest (the "Price"). If the holder of the Offered Interest ("Interest Seller") and the NonSuffering Member are able to reach agreement as to the Price, such agreed Price shall govern. If the Interest Seller and the NonSuffering Member cannot agree on a Price within forty-five
(45) days after the date of the Interest Offer, the Price shall be determined by a Neutral Investment Bank appointed by the Interest Seller and the NonSuffering Member within one hundred and five (105) days after the date of the Interest Offer. If the Interest Seller and the NonSuffering Member cannot agree on a Neutral Investment Bank within such period, the Price shall be determined jointly by a Neutral Investment Bank representing the Interest Seller and a Neutral Investment Bank representing the NonSuffering Member (collectively if more than one), each to be appointed within such sixty (60) day period. If the Neutral Investment Banks are unable to agree on a Price within thirty
(30) days after the latest date of appointment, they shall within thirty-five (35) days after such latest date of appointment select a third Neutral Investment Bank who shall determine within thirty (30) days after its appointment the Price by arriving at a valuation either equal to that determined by one of the initial Neutral Investment Banks or between both initial valuations. Notwithstanding the foregoing sentence, if the higher of the values determined by the initial Neutral Investment Banks is not in excess of 115% of the value determined by the third Neutral Investment Bank, the Neutral Investment Banks shall be deemed to have agreed upon a Price equal to the average of the two determinations. If the two initial Neutral Investment Banks are unable to agree on a third Neutral Investment Bank, they shall each appoint an independent Neutral Investment Bank within thirty-five (35) days after the date that they are unable to agree on the third Neutral Investment Bank. The two independent Neutral Investment Banks shall elect within thirty (30) days after the latest appointment elect a third Neutral Investment Bank. Each of the Interest Seller and the NonSuffering Member shall bear the cost and expenses of the Neutral Investment Bank(s) it or they appoint, and each shall bear one-half of the cost and expenses of the third Neutral Investment Bank or the sole Neutral Investment Bank if only one is appointed. The NonSuffering Member shall have a period of ten (10) days after the date of agreement as to Price, or after the date of receipt of the Price calculated by the Neutral Investment Banks in accordance with this Section 8.2.3 in which to give notice that it will purchase the Offered Interest at the Price ("Price Notice"). Failure of the NonSuffering Member to give such notice within the required time period shall be deemed a rejection of the Offered Interest.
8.2.4. The Price shall be paid entirely in cash. The closing of the purchase and sale of the Offered Interest shall occur on the later of (i) eighty (80) days following the date of the Interest Offer or (ii) thirty (30) days after the Price Notice. The Offered Interest shall be transferred free and clear of all taxes, debts, claims, judgments, liens, encumbrances or other defects.
8.2.5. Any sale of the Offered Interest shall be subject to the requirements of the HSR Act and all other applicable federal and state antitrust statutes and expiration of applicable waiting periods in connection therewith.
8.2.6. If the Offered Interest is rejected by the NonSuffering Member as described in Section 8.2.2 or 8.2.3, the NonSuffering Member will be deemed to have consented to the sale of the Offered Interest and the Membership Rights associated with such Offered Interest, and the admission of the purchaser of such Offered Interest as an admitted Member. If an Involuntary Transfer is not completed pursuant to Section 8.2, the Interest Seller shall be deemed to have not received consent from the NonSuffering Member (unless the NonSuffering Member waives in writing its right to consent pursuant to Section 8.7) to the sale of the Membership Interest and admission of the purchaser as a Member; and accordingly such purchaser shall be a Transferee of any or part of the Interest of the Interest Seller and shall not be an admitted Member; and the Interest Seller shall be deemed to have assigned its Membership Rights, including its right to appoint Managers, as to such Offered Interest to the NonSuffering Member. The Offered Interest shall remain subject to this
Section 8.2 with respect to any later Involuntary Transfer.
8.3     Change of Control
     Upon the occurrence of a Change of Control with respect to any Member (the "Notifying Member") the Notifying Member shall promptly deliver written notice thereof (a "Change of Control Notice") to the other Member (the "Non-Notifying Member"), together with reasonable details specifying the applicable section of this Agreement constituting such Change of Control has occurred, and such additional information reasonably requested by the Non-Notifying Member. During the forty-five (45) days following the date of the Change of Control Notice, the Non-Notifying Member shall deliver to the Notifying Member a written response which shall either (i) state that the Non-Notifying Member will take no action pursuant to this Section regarding such Change of Control, or (ii) state the Non-Notifying Member's election to purchase the Notifying Member's Membership Interest as provided in this Section at the Calculated Purchase Price. The closing of the resulting transaction will take place within thirty (30) days after delivery of such response to the Notifying Member, subject to the requirements of the HSR Act and all other applicable antitrust statutes and the expiration of applicable waiting periods in connection therewith. At such closing (x) the Non-Notifying Member shall deliver to the Notifying Member the Calculated Purchase Price in U.S. dollars, by wire transfer of same day funds to the account specified by the Notifying Member in writing at least two (2) business days prior to such closing and (y) the Notifying Member shall deliver to the Non-Notifying Member a written instrument of transfer (in form and substance reasonably satisfactory to such Non-Notifying Member) duly authorized, executed and delivered by the Notifying Member, transferring the Notifying Member's Membership Interest to the Non-Notifying Member free and clear of all taxes, debts, claims, judgements, liens, encumbrances or other charges against such Interest or other defects of title to such Interest. The failure of any Notifying Member to deliver a Change of Control Notice as required hereby shall not relieve the Notifying Member of its obligations hereunder or otherwise affect the rights and obligations of the parties hereunder. If the Non-Notifying Member elects to purchase the Notifying Member's Membership Interest as provided in this Section and if due to the requirements of applicable antitrust statutes the transaction is not closed within three hundred sixty (360) days after delivery to the Notifying Member of the Non-Notifying Member's written response stating such election, the Notifying Member shall have no obligation to transfer its Membership Interest to the Non-Notifying Member pursuant to this Section 8.3.

8.4     Admission of Transferee.
     A Transferee will be admitted as a Member only upon the satisfaction or waiver of conditions set forth in this Section 8.4.
     8.4.1. The other Member must consent to the admission of the Transferee, which consent may be given or denied in the absolute discretion of the other Member. If a sale is completed pursuant to Section 4.13, 8.1, 8.2 or 8.3, the Members or Member shall be deemed to have consented to the Transfer of Membership Interest and the admission of a Transferee of the Interest as an admitted Member of the Company. If a Member transfers any or all of its Membership Interest to an Affiliate of such Member with the prior written consent of the other Member, the other Member shall be deemed to have consented to the admission of such Affiliate as a Member.
     8.4.2. The Interest with respect to which the Transferee is seeking admission as a Member must have been acquired in accordance with this Agreement.
8.4.3. The Transferee must become a party to this Agreement as a Member and must execute such documents and instruments as the other Member may reasonably request (including, without limitation, amendments to the Agreement or the Certificate of Formation) to confirm such Transferee as a Member in the Company and such Transferee's agreement to be bound by the terms and conditions of this Agreement.
8.4.4. The Transferee must pay or reimburse the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the Transferee as a Member with respect to the Transferred Interests.
8.4.5. The Transferee must provide the Company with an opinion of counsel satisfactory to counsel for the Company that the Transfer of the Interest was lawful and in accordance with the provisions of this Agreement.
8.5     Rights of Unadmitted Transferees.
          A Person who becomes a Transferee of Interest but who is not admitted as a Member pursuant to Section 8.4 shall be entitled only to allocations and Distributions with respect to such Interest in accordance with this Agreement. Such Person shall have no Membership Rights, no right to appoint Managers, no voting rights, no right to participate in the management of the business, to see books and records, and shall not have any of the rights of a Member under the Act or this Agreement.
8.6     No Right to Payment on Disassociation.
     In the event of disassociation of a Member (as set forth in the Act) such dissociated Member or its Transferee shall not be paid the fair market value of such Member's Interest. The dissociating Member shall have only the rights specified in this Agreement.
8.7     Preemptive Rights.
     The Members shall have the ability to create and sell any additional Membership Interest on terms satisfactory to both Members and to admit the purchaser of such Membership Interest as a Member pursuant to the terms of this Agreement. Each Member shall have preemptive rights with respect to any additional Membership Interest or Interest sold by the Company.
8.8     Waiver.
     The right of first offer and/or first refusal contained in
Section 8.1 or the right to purchase the Offered Interest as provided in Section 8.2 may be waived in a writing signed by a Member who is entitled to exercise that right with respect to a particular Transfer or Involuntary Transfer in which event the Membership Interest may be sold, or a previous Transfer or Involuntary Transfer may be confirmed to be free and clear of the provisions of this Section 8. A certificate executed and acknowledged by the president or other duly authorized officer of a Member, on behalf of the Member, stating that the provisions of Sections 8.1 or 8.2 have been met by a Selling Member, Soliciting Member or Interest Seller, or that the provisions have been duly waived by the certifying Member, or that the Transfer is exempt from Sections 8.1 and 8.2 shall be conclusive upon the certifying Member in favor of all Persons who rely thereon in good faith. Such certificate shall be furnished to any Member who has in fact complied with the provisions of Sections 8.1 or 8.2.
Article IX
DISSOLUTION AND LIQUIDATION
9.1     Events of Dissolution.
     The Company shall be dissolved upon the happening of any of the following events:
9.1.1.     when terminated pursuant to the terms of Section 2.4;
or
9.1.2.     upon the written agreement of all Members.
9.1.3. upon a sale of all or substantially all of the Company's assets and the receipt of the proceeds therefore.
9.2     Not Dissolution.
     The resignation, withdrawal, expulsion, or bankruptcy of a Member or the occurrence of any other event that otherwise terminates the continued membership of a Member in the Company shall not result in the dissolution of the Company, but shall trigger the provisions set forth in Section 8.2.
9.3     Procedure for Winding Up and Dissolution.
     If the Company is dissolved, the Board shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Members who are creditors, in satisfaction of the liabilities of the Company, and then, amounts in excess of any reserves deemed reasonably necessary by the Board to pay all of the Company's claims and obligations shall be distributed to the Interest Holders in accordance with their Capital Accounts.
9.4     Termination.
     The Board shall comply with any requirements of applicable law pertaining to the winding up of the affairs of the Company and the final Distributions of its assets. Upon completion of the winding up, liquidation and Distributions of the assets, the Company shall be deemed terminated.
Article X
BOOKS, RECORDS, AND ACCOUNTING
10.1     Bank Accounts.
     All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Board shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.
10.2     Books and Records.
     10.2.1. The Board shall keep or cause to be kept separate, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. Such books and records shall include, but not be limited to, the following:
(a) a current list of the full name and last known business, residence and mailing address of each past and present Member and Manager;
(b) copies of the Company's federal, state and local tax returns, monthly, quarterly and annual financial statements and reports described in Section 10.4 of this Agreement for the six
(6) most recent fiscal years;
(c) copies of the Certificate of Formation and prior and present limited liability company agreements and all amendments thereto; and
(d)     minutes of all meetings of Members and Managers.
10.2.2. Each Member may request and shall promptly receive copies of and/or may inspect and copy during ordinary business hours and at the principal place of business of the Company any and all books and records of the Company, including, but not limited to, those listed in Section 10.2.1 of this Agreement; provided, however, that the Company is not obligated to disclose to any Member any confidentiality, secrecy or similar agreements with Third Parties, or any agreements that, by doing so, would result in the Company being in breach of that agreement.
10.2.3.     The books and records shall be maintained in
accordance with U.S. GAAP.
10.2.4. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records, but only to the extent such copying requires more than one (1) person day of the Company's time, otherwise such copying shall be at the expense of the Company.
10.3     Annual Accounting Period.
     The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Board, subject to the requirements and limitations of the Code.
10.4     Reports.
     10.4.1. Annual Report. The Company shall file an annual report as required by the Secretary of State.
10.4.2. Reports to Members. The Managers shall cause to be prepared and sent to both Members the following, all at the Company's expense:
(a) on or prior to the last business day of the business month following the end of each fiscal quarter of a Fiscal Year, the Company shall cause to be delivered to each Member unaudited balance sheets of the Company as at the end of such quarter and the related statements of income and statements of cash flow for the period from the beginning of such Fiscal Year to the end of such quarter, and for the period from the beginning of such quarter to the end of such quarter, in each case prepared in accordance with U.S. GAAP applied on a basis consistent with the audited financial statements of the Company, subject to changes resulting from audit and normal year-end adjustments. The Company shall also cause to be provided to each Member, together with such financial statements, such supplemental financial information of the Company as is necessary to permit the parent of such Member to prepare consolidated group financial statements under the accounting standards applicable to the parent of the Member;
(b) within ninety (90) days after the end of each Fiscal Year, the Company shall cause to be delivered to each Member audited balance sheets of the Company as at the end of such Fiscal Year and the related statements of income and statements of cash flow of the Company for such Fiscal Year, all in reasonable detail and accompanied by a report thereon of the Company's independent auditors as to such financial statements presenting fairly the financial position of the Company as at the dates indicated, and the results of their operations, cash flows and changes in their financial position for the period indicated in conformity with U.S. GAAP applied on a basis consistent with prior years (except as noted in the notes thereto), and as to such audit having been made in accordance with U.S. GAAP. The Company shall also cause to be provided to each Member, together with such annual financial statements, a statement of the balance of such Member's Capital Account. Not more than once per calendar year in connection with the annual audit, and not more than once in connection with each other audit conducted at the unanimous request of the Members, each Member and the principal independent auditor of the parent of such Member (acting at the expense of such Member) shall have full access to the audit workpapers of the Company's auditors prepared in connection with issuing their audit report on the Company's financial statements and supporting Company documents (but not to any proprietary data processes of the Company's auditors), and the right to discuss such matters with the Company's auditors and management of the Company;
(c) within fifteen (15) days of the end of each business month, the Company shall cause to be delivered to each Member unaudited internal management reports setting forth unaudited financial statements of the Company, including: balance sheet and profit and loss statement prepared in accordance with U.S. GAAP;
(d) within five (5) business days following the end of each business month, the Company shall cause to be delivered to each Member an unaudited statement of aggregate gross sales and aggregate net sales for such month;
(e) no later than ninety (90) days before the end of each Fiscal Year, a proposed budget for the next Fiscal Year.
10.5     Tax Matters Member.
     Gustafson, Inc. shall be the Company's tax matters partner ("Tax Matters Member"). The Tax Matters Member shall have all powers and responsibilities of a "tax matters partner" as defined in Section 6231 of the Code. The Tax Matters Member shall keep all Members informed of all notices from government taxing authorities that may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable Third-Party costs and expenses incurred by the Tax Matters Member in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against any Member, even though it relates to the Company. The Tax Matters Member shall obtain the approval of all Members for the filing of each United States federal income tax return or amended federal income tax return and shall not agree to any adjustment proposed by the Internal Revenue Service with respect to the Company, or any tax item of the Company, that may have an adverse effect on any Member without the approval of all Members. The Tax Matters Member shall use its best efforts to keep all Members informed about material developments in any Internal Revenue Service audit of the Company.
10.6     Tax Elections.
     The Board shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation. The Company shall make the election under Section 754 of the Code. The decision to make or not make any other election shall be at the Board's sole and absolute discretion.
10.7     Title to Company Property.
     10.7.1. Except as provided in Section 10.7.2, all real and personal property acquired by the Company shall be acquired and held by the Company in its name.
10.7.2. The Board may direct that legal title to all or any portion of the Company's property be acquired or held in a name other than the Company's name. Without limiting the foregoing, the Board may cause title to be acquired and held in its name or in the names of trustees, nominees, or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company's property (or any part thereof) is solely for the convenience of the Company and all of that property shall be treated as Company property.
10.7.3. If a Member or an Affiliate of a Member undertakes significant work with any auditor engaged by the Company, such Member shall promptly notify the other Member. The other Member shall have the right to request that the Company's auditor resign the engagement with the Company. Any auditor engaged by the Company shall agree in the engagement letter that if such auditor determines at any time during the engagement that a conflict of interest exists between the auditor, and the Company or a Member, the auditor shall notify the Company and the Members of the conflict of interest. Upon such notification, the Company or either Member has the right to request that the Company's auditor resign the engagement with the Company.
Article XI
AMENDMENTS; GENERAL PROVISIONS
11.1     Assurances.
     Each Member shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Board deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.
11.2     Complete Agreement.
     This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty.
11.3     Applicable Law.
     All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.
11.4     Section Titles.
     The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.
11.5     Binding Provisions.
     This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective administrators, personal and legal representatives, successors, and permitted assigns.
11.6     Notice.
     All notices, offers and other communications required or permitted by this Agreement shall be in writing in the English language, may be given by a party or its legal counsel, and shall be deemed to have been duly given or made (i) when personally delivered (provided written confirmation thereof is also delivered in person or by express courier), or (ii) upon delivery by Federal Express Mail or similar nationally recognized express courier service which provides evidence of delivery, or (iii) upon delivery of a facsimile transmission, provided a copy thereof is also delivered in person or by express courier:
Notice to Gustafson, Inc., Trace Chemicals, Inc., and C&K shall be sufficient if given to:
Crompton & Knowles Corporation
One Station Place-Metro Center
Stamford, CT  06902
Attn.:     Charles J. Marsden, Senior Vice President
and Chief Financial Officer
Facsimile Number: (203) 353-5424
Telephone Number: (203) 353-5416
with a copy to:
Crompton & Knowles Corporation
One Station Place-Metro Center
Stamford, CT  06902
Attn.:     John T. Ferguson II, Vice President, General Counsel
and Secretary
Facsimile Number:  (203) 353-5423
Telephone Number: (203) 353-5405
If to the Company to:
Gustafson LLC
1400 Preston Road, Suite 400
Plano, TX  75093
Attn.:  T. Gilliam Austin, President
Facsimile Number:      (972) 985-1696
Telephone Number:     (972) 985-8877

     In the event any Member gives notice to the Company pursuant to this Agreement, that Member shall also provide a copy of such notice to the other Member. Each party shall have the right to designate other or additional addresses or addressees for the delivery of notices, by giving notice as provided in this Section 11.6.
11.7     Terms.
     Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.
11.8     Severability of Provisions.
     Each provision of this Agreement shall be considered severable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement that are valid.
11.9     Alternative Dispute Resolution.
     11.9.1. Subject to Sections 11.9.2 and 11.9.3, if a Dispute arises under this Agreement that cannot be resolved informally by the parties in interest (including any Disputes between any former Member or the successors, trustees, assigns or administrators of a Member or former Member on the one hand and the Company on the other hand), a party to the Dispute shall invoke the procedures set forth in Exhibit C. All Disputes will be solely and finally settled by this Section 11.9 and such procedures.
11.9.2. Notwithstanding anything in Section 11.9.1 to the contrary:
11.9.2.1. Nothing in Section 11.9.1 shall preclude any party from seeking a preliminary injunction or other provisional relief, either prior to, during or after the proceeding provided for in Section 11.9.1, if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo.
11.9.2.2. The parties shall accept as correct, final, binding and conclusive the determination by the outside accountants then employed by the Company as to the calculation of any and all amounts owed by one party to the other hereunder, and such determination shall not be subject to the provisions of Section
11.9.1. Disputes as to the proper interpretation of the provisions of this Agreement that describe how those amounts are to be calculated, however, shall be subject to the provisions of
Section 11.9.1.
11.9.2.3. Any recommendation, approval or determination by the Members to remove a Person from office that they are empowered to make, give or withhold, or take under this Agreement with or without cause when taken in accordance with the terms and provisions of this Agreement, shall not be subject to the provisions for dispute resolution in this Section 11.9.
11.9.3. Waiver of Trial By Jury. THE MEMBERS, FOR THEMSELVES AND FOR THE COMPANY, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EACH MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF THE OTHER PARTIES IN CONNECTION HEREWITH.
11.9.4. Consent to Jurisdiction. The Members, for themselves and for the Company, each irrevocably consent that any action or proceeding against it under, arising out of or in any manner relating to this Agreement shall be brought in Delaware state or Federal court. The Members and the Company hereby each expressly and irrevocably assent and submit to the personal jurisdiction of any such court in any such action or proceeding. The Members and the Company each further irrevocably consent to the service of summons, notice, or other process relating to any such action or proceeding by delivery thereof by hand or by mail in the manner provided for in Section 11.6 of this Agreement and consent that it may be served with any process or paper by registered mail or by personal service within or without the State of Delaware, in accordance with applicable law. The Members and the Company each waive any objection, claim or defense which it may have at any time to the laying of venue of any such action or proceeding in any such court; irrevocably waive any claim that any such action or proceeding brought in any such court has been brought in an inconvenient forum; and further irrevocably waive the right to object, with respect to any such action or proceeding brought in any such court, that such court does not have jurisdiction over such party.
11.9.5. Notwithstanding anything in Section 11.9 to the contrary, a Deadlock shall not be considered a Dispute and shall not be resolved in accordance with Section 11.9 or Exhibit C, but shall be resolved in accordance with the provisions of Section 4.13.
11.10     Counterparts.
     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
11.11     Estoppel Certificate.
     Each Member shall, within ten (10) days after written request by the Board, deliver to the requesting Person a certificate stating, to the Member's knowledge, that (a) this Agreement is in full force and effect; (b) this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.
11.12     Amendment
     This Agreement may be amended by an affirmative vote of all Members; provided, however, that no amendment that materially reduces the Distributions that may be made to a Member (or changes the Profit or Loss allocation to an Interest Holder) may be made without such Member's or such Interest Holder's, as the case may be, prior consent.
11.13     Consents.
     Unless otherwise explicitly provided for herein, any and all consents, agreements or approvals provided for or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Company.
11.14     Legends.
     If certificates for any Interest are issued that evidence a Member's Interest, each such certificate shall bear such legends as may be required by applicable federal and state laws, or as may be deemed necessary or appropriate by the Board to reflect restrictions upon transfer contemplated herein.
11.15     Parties in Interest.
     Nothing in this Agreement is intended to confer any rights or remedies on any Persons other than the Company and the Members. This Agreement shall not be construed to relieve or discharge any obligations or liabilities of Third Parties, nor shall it be construed to give Third Parties any right of subrogation or action over or against the Members or the Company.
11.16     Counting of Time.
     Whenever time is to be counted hereunder, counting will commence on the day notice is deemed duly given pursuant to
Section 11.6 and continue for consecutive calendar days through and including the final day of the relevant period provided for in this Agreement.
11.17     English Language.
     This Agreement is made and entered into in the English language, which language shall be controlling in all respects. All communications and notices from any party to another shall likewise be in the English language.
11.18     Exhibits.
     The Exhibits to this Agreement are as follows and will be attached hereto and are incorporated herein by reference.

     Exhibit A:     Member's Names, Percentage, Capital
                    Contributions.

     Exhibit B:     Form Of Certificate for Gustafson LLC.

     Exhibit C:     Alternative Dispute Resolution Procedures.

     Exhibit D:     Forms of Operative Agreements.


     (the next page is the signature page)
IN WITNESS WHEREOF, the parties hereto have executed this Limited
Liability Company Agreement as of the date and year first above written.

     TRACE CHEMICALS, INC.

     By:/s/T. Gilliam Austin
     T. Gilliam Austin
     President

     GUSTAFSON, INC.

     By:/s/T. Gilliam Austin
     T. Gilliam Austin
     President

     (Additional Members' Signature Page Attached)

     EXHIBIT A

     To
     Limited Liability Company Agreement
     Of Gustafson LLC

              [Intentionally Deleted]

     EXHIBIT B

     To
     Limited Liability Company Agreement
     Of Gustafson LLC

CERTIFICATE FOR MEMBERSHIP INTEREST IN GUSTAFSON LLC

      (FACE OF CERTIFICATE)

THE MEMBERSHIP INTERESTS AND UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE.
SUCH MEMBERSHIP INTERESTS AND UNITS MAY NOT BE SOLD OR TRANSFERRED UNLESS SUBSEQUENTLY REGISTERED OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THE AGREEMENT (AS DEFINED BELOW) PROVIDES FOR FURTHER RESTRICTIONS ON TRANSFER OF THE MEMBERSHIP INTERESTS AND UNITS REPRESENTED HEREBY.


Certificate No.          ____

T. Gilliam Austin. as President of GUSTAFSON LLC, a Delaware limited liability company (the "Company"), hereby certifies that __________ is the holder of _____ Units of, and a ________ percent (__%) Membership Interest in, GUSTAFSON LLC, as those terms are defined in the Limited Liability Company Agreement of GUSTAFSON LLC, effective as of September 23, 1998, as the same may be amended and restated from time to time (the "Agreement") (copies of which are on file at the principal office of the Company).

This Certificate is not negotiable or transferable except by operation of law, or as otherwise provided in the Agreement, and any such transfer will be valid only upon delivery of this Certificate, together with an assignment in a form sufficient to convey a Membership Interest pursuant to the Agreement and the Delaware Limited Liability Company Act, as it may be amended and in effect from time to time, or any successor statute thereto), duly executed, to the Managers of the Company.



T. Gilliam Austin, President GUSTAFSON LLC
A Delaware Limited Liability Company
Effective as of September 23, 1998


EXHIBIT C

     To
     Limited Liability Company Agreement
     Of Gustafson LLC

     ALTERNATIVE DISPUTE RESOLUTION PROCEDURES


A.     Method of Invoking ADR Procedures

     1. These procedures may be invoked by any party by giving written notice to the others of the dispute and designating one or more persons (collectively, the "Designee") to act on behalf of the disputing party regarding the dispute. The other parties shall be required to respond to the disputing party's notice within ten (10) business days by designating in writing its own Designee. A party may choose to represent itself, or if it appoints a Designee, its officers may nonetheless attend such meetings.

     2. The parties, each acting through its Designee, shall meet at a mutually acceptable time and place within ten (10) business days after the non-disputing party designates its Designee to the others. At that meeting, the parties shall attempt in good faith to negotiate a resolution of the dispute, or failing that, to agree on a method for resolving the claim or dispute.

     3. If, within ten (10) business days after the first meeting or within such longer period of time as the parties may mutually agree, the parties have not succeeded in negotiating a resolution of the claim or dispute or agreeing on a dispute resolution mechanism, they shall submit the dispute to mediation in accordance with the procedures set forth herein.

     4. The parties will jointly appoint a mutually acceptable mediator to mediate the dispute. If the parties are unable to agree on a mutually acceptable mediator within five (5) business days after the conclusion of the negotiations described in paragraph 3 above, then the parties shall select a neutral Third Party from American Arbitration Association ("AAA") in New York, New York, with the assistance of AAA, unless the parties agree otherwise in finding a mutually acceptable mediator.

     5. Each party to the dispute shall bear an equal share of the fees and costs of the mediator, and any fees and costs of AAA.

     6. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty
(30) days from appointment of a mediator by any of the parties or the AAA.
     7. The parties agree that the mediation period may be extended for an additional thirty (30) days beyond the initial thirty (30) day period upon agreement of the parties. Either party may terminate the mediation at any time after the initial thirty (30) days or when any agreed upon extension has expired.

B.     Mediation Procedures

     1.     The mediator shall be neutral and impartial.

     2. The mediator shall control the procedural aspects of the mediation. The parties will cooperate fully with the mediator.

               (a)     The mediator is free to meet and
communicate separately with each party.

               (b)     The mediator will decide when to hold
joint meetings with the parties and when to hold separate meetings. There shall be no stenographic record of any meeting.
Formal rules of evidence will not apply.

     3. Each party may be represented by more than one person, including an attorney.

     4.     The process will be conducted expeditiously.

     5. The mediator will not transmit information received from any party to another party or any third person unless authorized to do so by the party transmitting the information.

     6. The entire process is confidential. The parties and the mediator will not disclose information regarding the process, including settlement terms, to third persons, unless the parties otherwise agree. The process shall be treated as a compromise negotiation for purposes of the applicable rules of evidence. Further, the parties will not disclose the existence of a dispute or information regarding the mediation to third persons including, without limitation, the media.

     7. The parties will refrain from pursuing administrative and/or judicial remedies during the mediation process, except as otherwise expressly provided in the agreement which incorporates these procedures. The parties agree that any and all statutes of limitation or periods of time for taking action shall be tolled during the time period that the parties are engaged in mediation.

     8. Unless all parties and the mediator otherwise agree in writing:

               (a) The mediator will be disqualified as a witness, consultant or expert in any pending or future investigation, action or proceeding relating to the subject matter of the mediation (including any investigation, action or proceeding which involves persons not parties to this mediation);

               (b)     The mediator, at the conclusion of the
mediation, will immediately either destroy and certify destruction of, or return to the providing party, any and all documents and information in the mediator's possession, whether or not the mediation was successful; and

              (c) The mediator will not be subpoenaed in any such investigation, action or preceding and all parties will oppose any effort to have the mediator subpoenaed.

     9. The mediator, if a lawyer, may freely express views to the parties on the legal issues of the dispute.

     10. The mediator shall not be liable for any act or omission in connection with the mediation.

     11. The mediator may withdraw at any time by written notice to the parties (i) for overriding personal reasons, (ii) if the mediator believes that a party is not acting in good faith, or (iii) if the mediator concludes that further mediation efforts would not be useful.

C.     Litigation

     If the parties do not resolve the dispute through mediation within the period provided in Part A above, the parties may pursue any and/or all applicable legal and/or equitable remedies available to them.
      EXHIBIT D

     To
     Limited Liability Company Agreement
     Of Gustafson LLC

     FORMS OF OPERATIVE AGREEMENTS

     1.     Marketing Agreement.

     2.     Pre-Exercise Agreement.

     3.     Post-Exercise Agreement.

     4. Cross License Agreement by and between the Company and Agro ST Inc.

     5.     Cross License Agreement by and between the Agro ST
            Inc. and the Partnership.